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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MDU Resources Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important

MDU Resources Group, Inc. Proxy Statement

                            2005 Notice of Annual Meeting
                            and Proxy Statement

Schuchart Building	Martin A. White
918 East Divide Avenue	Chairman, President & Chief Executive Officer
Mailing Address: P.O. Box 5650 Bismarck, ND 58506-5650 (701) 222-7900

March 11, 2005

To Our Stockholders:

        Please join us for the 2005 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 26, 2005, at 11:00 a.m., Central Daylight Savings Time, at 909 Airport Road, Bismarck, North Dakota.

        The formal matters are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We also will have a brief report on current matters of interest. Lunch will be served following the meeting.

        We were pleased with the stockholder response for the 2004 Annual Meeting at which 88.63 percent of the Common Stock was represented in person or by proxy. We hope for an even greater representation at the 2005 meeting.

        You may vote your shares by telephone, by the Internet or by returning the enclosed letter proxy. Representation of your shares at the meeting is very important. We urge you to submit your proxy promptly by one of the three methods.

        I hope you will find it possible to attend the meeting.

                      Sincerely,

                      Martin A. White

MDU RESOURCES GROUP, INC.
Schuchart Building
918 East Divide Avenue

Mailing Address:
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 222-7900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2005

March 11, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MDU Resources Group, Inc. will be held at 909 Airport Road, Bismarck, North Dakota, on Tuesday, April 26, 2005, at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

  (1)
  To elect three Directors to three year terms;

  (2)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2005;

  (3)
  To re-approve the material terms of the performance goals under the 1997 Executive Long-Term Incentive Plan; and

  (4)
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on February 25, 2005, as the record date for the determination of common stockholders who will be entitled to notice of, and to vote at, the meeting.

        All stockholders who find it convenient to do so are cordially invited and urged to attend the meeting in person. Registered stockholders will receive a Request for Admission Ticket(s) with their proxy card that can be completed and returned to the Company postage free. Stockholders whose shares are held in the name of a bank or broker will not receive a Request for Admission Ticket(s). They should, instead, (1) call (701) 222-7900 to request an Admission Ticket(s), (2) come to the registration table at the Annual Meeting with a statement from their bank or broker showing proof of stock ownership, and (3) present photo identification, such as a driver's license. We look forward to seeing you.

                      By order of the Board of Directors,

                      Paul K. Sandness
                      Secretary

PROXY STATEMENT

        This Proxy Statement is being furnished beginning March 11, 2005, by the Board of Directors of MDU Resources Group, Inc. ("Company") to solicit proxies for use at the Annual Meeting of Stockholders. The meeting will be held on April 26, 2005.

        Your proxy is solicited by the Board of Directors. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding proxy material to you. Georgeson & Company, Inc. additionally will solicit proxies for approximately $7,500 plus out-of-pocket expenses.

VOTING INFORMATION

        Who may vote?    You may vote if you owned shares of Common Stock at the close of business on February 25, 2005. Each share owned on that date may be voted on each matter presented at the meeting. As of February 25, 2005, the Company had 118,362,127 shares outstanding entitled to one vote per share.

        What am I voting on?    You are voting on:

  •
  The election of three Directors for three year terms each;

  •
  The ratification of Deloitte & Touche LLP as the Company's independent auditors for 2005;

  •
  Re-approval of the material terms of the performance goals under the 1997 Executive Long-Term Incentive Plan; and

  •
  Any other business properly brought before the meeting.

        What vote is required to pass an item of business?    A majority of the outstanding shares of Common Stock entitled to vote must be present in person or represented by proxy to hold the meeting.

        A plurality of votes of the Common Stock entitled to vote and present in person or represented by proxy is required to elect a Director. "Withheld" votes are not counted in determining whether a plurality of votes was received by a Director nominee.

        Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2005 requires a majority affirmative vote of the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against the proposal.

        The re-approval of the material terms of the 1997 Executive Long-Term Incentive Plan ("LTIP") performance goals for Section 162(m) purposes requires a majority of the votes cast to be in favor of approval. Under Delaware law, re-approval requires a majority affirmative vote of the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against the proposal and broker non-votes will have no effect.

        Broker non-votes occur if brokers are given no voting instructions from their customers with respect to the proposal since the New York Stock Exchange rules prohibit discretionary voting on equity compensation plans.

        Unless otherwise specified when the proxy is submitted, the Common Stock shares represented by the proxy will be voted "For" each proposal. If, with regard to the election of Directors, any nominee becomes unavailable for any reason, or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the proxy will be voted for another person in the discretion of the persons named in the proxy.

        How do I vote?    There are three ways to vote by proxy:

  •
  by calling the toll free telephone number on the proxy;

  •
  by using the Internet; or

  •
  by returning the enclosed letter proxy in the envelope provided.

        You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. Follow their instructions.

        You may have electronic access charges you must pay for Internet voting.

        Counsel has advised the Company that the Internet and telephone voting procedures meet legal requirements.

        Can I revoke my proxy?    Yes. You can revoke your proxy by:

  •
  filing written revocation with the Secretary before the meeting;

  •
  filing a proxy bearing a later date with the Secretary; or

  •
  revoking a proxy at the meeting and voting in person.

ELECTION OF DIRECTORS

        The Board of Directors expresses its thanks to Homer A. Scott, Jr. upon his retirement from the Board after reaching the mandatory retirement age for outside Directors of 70 on February 10, 2005. Homer served on the Board for 24 years and on the Audit Committee for 23 years. Homer served as Chairman of the Audit Committee for 17 of those years. He also has served on the Finance and Compensation Committees during his tenure. His dedicated service and expertise will be missed.

        The Board also expresses its thanks to Bruce R. Albertson for his service on the Board, the Audit Committee and the Nominating and Governance Committee. Bruce leaves the Board on April 26, 2005 after serving as a member since 2001.

        Three Directors will be elected at the meeting for a term of three years each until 2008, and until their respective successors are elected. All nominees are incumbent Directors and nominated for reelection. Your proxy holder will vote your shares for the Board's nominees unless you instruct otherwise. If a nominee is unable to serve as a Director, your proxy holder may vote for any substitute nominee proposed by the Board. Unless specifically noted, no corporation or organization named below is a parent, subsidiary, or other affiliate of the Company. Information concerning the nominees, including their ages, years of service as Directors, and business experience as furnished the Company by each nominee, is as follows:

DIRECTOR NOMINEES FOR THREE YEAR TERM

Thomas Everist Age 55	Director Since 1995 Nominated For Term Expiring in 2008

Mr. Everist has served as President and Chairman of The Everist Company, Sioux Falls, South Dakota, an aggregate, concrete and asphalt production company, since April 15, 2002. He previously was President and Chairman of L.G. Everist, Inc., Sioux Falls, South Dakota, an aggregate production company, from 1987 to April 15, 2002. He is a Director of Showplace Wood Products, Sioux Falls, South Dakota, a custom cabinets manufacturer; and a Director of Raven Industries, Inc., Sioux Falls, South Dakota, a general manufacturer of electronics, sewn products, flow controls, and engineered films. He currently serves on the Compensation and Finance Committees.
Patricia L. Moss Age 51	Director Since 2003 Nominated For Term Expiring in 2008

Ms. Moss has been President, Chief Executive Officer, and a Director of Cascade Bancorp, a financial holding company, and Bank of the Cascades, Bend, Oregon, since 1998. She also serves as a Director of North Pacific Products, Inc., a distributor of wood products, building materials and agricultural commodities, Central Oregon Independent Health Services, a ten-county health care system, and Aquila Tax Free Trust of Oregon, a mutual fund. She currently serves on the Compensation and Finance Committees.
Robert L. Nance Age 68	Director Since 1993 Nominated For Term Expiring in 2008

Mr. Nance has been President, Chief Executive Officer, and a Director of Nance Petroleum Corporation, Billings, Montana, an oil and gas exploration and production company, since 1969. He also is a Director of First Interstate BancSystem, Inc., President, Chief Executive Officer, and a Director of Ronan, Inc., a family corporation, and Senior Vice President of St. Mary Land and Exploration Co. of Denver, Colorado. He serves on the Executive Committee of the Independent Petroleum Association of America and is past Chairman of the Petroleum Technology Transfer Council. He currently serves on the Finance and Nominating and Governance Committees.

The Board recommends a vote "For" each nominee.

        A plurality of votes of the Common Stock entitled to vote and present in person or represented by proxy is required to elect a Director. "Withheld" votes are not counted in determining whether a plurality of votes was received by a Director nominee.

CONTINUING INCUMBENT DIRECTORS

        Information concerning the continuing incumbent Directors, whose terms expire in 2006 or 2007, including their ages, years of service as Directors, and business experience as furnished the Company by each Director, is as follows:

DIRECTOR TERMS EXPIRING IN 2006

Harry J. Pearce Age 62	Director Since 1997 Term Expires in 2006

Mr. Pearce retired on December 19, 2003, as Chairman of Hughes Electronics Corporation, a General Motors Corporation subsidiary and provider of digital television entertainment, broadband satellite network, and global video and data broadcasting. He had served as Chairman since June 1, 2001. Mr. Pearce formerly was Vice Chairman and a Director of General Motors Corporation, the world's largest vehicle manufacturer, from January 1, 1996 to May 31, 2001. He is a Director of Marriott International, Inc., a major hotel chain, Nortel Networks Corporation, a telecommunications equipment manufacturer, the National Defense University Foundation, Inc., and the U.S. Air Force Academy Association of Graduates, and is Chairman of the GM Cancer Research Foundation, and The Marrow Foundation. He is President of the Leukemia & Lymphoma Society Research Foundation, a Fellow of the American College of Trial Lawyers, and a member of the International Society of Barristers. He also serves on the Board of Trustees of Howard University and Northwestern University. He currently serves as Lead Director and on the Audit and Compensation Committees.

Sister Thomas Welder, O.S.B. Age 64	Director Since 1988 Term Expires in 2006

Sister Welder has been the President of the University of Mary, Bismarck, North Dakota, since 1978. She is a Director of St. Alexius Medical Center of Bismarck and Chair of its Marketing Committee. She is a Director of the Bismarck-Mandan Development Association and is a member and a Director of the Bismarck-Mandan Area Chamber of Commerce. She also is a member of the North Dakota Higher Education Roundtable, and the Theodore Roosevelt Medora Founder's Society, and is a past member of the Consultant-Evaluator Corps for the North Central Association of Colleges and Schools. She currently serves on the Finance and Nominating and Governance Committees.

DIRECTOR TERMS EXPIRING IN 2007

Dennis W. Johnson Age 55	Director Since 2001 Term Expires in 2007

Mr. Johnson is Chairman, Chief Executive Officer and President of TMI Corporation, and Chairman and Chief Executive Officer of TMI Systems Design Corporation, TMI Transport Corporation and TMI Storage Systems Corporation, all of Dickinson, North Dakota, manufacturers of casework and architectural woodwork. He has been employed at TMI since 1974 serving as President or Chief Executive Officer since 1982 and majority stockholder since 1985. He is a Director and past Chairman of the Theodore Roosevelt Medora Foundation. Mr. Johnson serves as President of the Dickinson City Commission. He previously was a Director of the Federal Reserve Bank of Minneapolis. He currently serves on the Audit and Finance Committees.
John L. Olson Age 65	Director Since 1985 Term Expires in 2007

Mr. Olson has been President and Chief Executive Officer of Blue Rock Products Company and of Blue Rock Distributing Company, a beverage bottling company and a distributing company, respectively, in Sidney, Montana since 1965. He also is Chairman of Admiral Beverage Corporation, Worland, Wyoming, and Ogden, Utah; former Chairman and Director of the Foundation for Community Care, Sidney, Montana; Chairman and a member of the Executive Committee of the University of Montana Foundation; a Director of BlueCross BlueShield of Montana; and trustee for Blue Rock Products Company Profit Sharing Trust, Sidney, Montana. He currently serves on the Audit and Nominating and Governance Committees.
Martin A. White Age 63	Director Since 1998 Term Expires in 2007

Mr. White was elected Chairman of the Board of the Company in February 2001. He joined the Company in November 1991 as Vice President-Corporate Development and was named Senior Vice President-Corporate Development in November 1995. Effective April 1, 1998, Mr. White became President and Chief Executive Officer. He also serves as Chairman, a Director and/or an officer of all principal subsidiaries, and as Chairman of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. He is a member of the University of Mary Board of Trustees, the Missouri Slope Areawide United Way Board of Trustees and the North Dakota Lewis & Clark Bicentennial Foundation Board, Chairman of the North Dakota Economic Development Foundation, and a member of the executive council of The Conference Board.

John K. Wilson Age 50	Director Since 2003 Term Expires in 2007

Mr. Wilson has been President of Durham Resources, LLC, a privately held financial management company, in Omaha, Nebraska since 1994. He also serves as President of the Durham Foundation and is a Director of Bridges Investment Fund, a mutual fund, and the Greater Omaha Chamber of Commerce, all in Omaha. He additionally serves on the community relations board of US Bank NA Omaha and is a governor of the Joslyn Art Museum in Omaha. He previously was President of Great Plains Energy Corp., a public utility holding company and an affiliate company of Durham Resources, LLC, from 1994 to July 1, 2000. He also was Vice President of Great Plains Natural Gas Co., an affiliate company of Durham Resources, LLC, until July 1, 2000. Great Plains Energy Corp. and Great Plains Natural Gas Co. were sold to the Company on July 1, 2000. He currently serves on the Audit and Finance Committees.

DIRECTORS' COMPENSATION

        Each non-employee Director receives $20,000 ($33,000 for the Lead Director) and 2,700 shares of Company Common Stock as an annual retainer for Board service.

        Audit, Nominating and Governance, Finance and Compensation Committee Chairmen each receive an additional $4,000 annual retainer.

        Each non-employee Director also receives $1,500 for each Board meeting attended and each Committee member receives $1,500 for each Committee meeting attended.

        In addition to liability insurance, the Company maintains group life insurance in the amount of $100,000 on each non-employee Director.

        Directors may defer all or any portion of the annual cash retainer, meeting fees and any other cash compensation paid for service as a Director. Deferred amounts are held as phantom stock and paid out in cash over a five year period after the Director leaves the Board.

        Directors are reimbursed for all reasonable travel expenses including spouse's expenses in connection with attendance at meetings of the Board and its committees. There were approximately 34 spousal trips in 2004.

        The Company post-retirement income plan for Directors was terminated in May 2001 for current and future Directors. The net present value of each Director's benefit was calculated and converted into phantom stock. Payment is deferred pursuant to the Deferred Compensation Plan for Directors and will be made in cash over a five-year period after the Director's retirement from the Board.

ACCOUNTING AND AUDITING MATTERS

Fees

        The following table summarizes the aggregate fees billed or expected to be billed to the Company by its independent auditors, Deloitte & Touche LLP, for professional services rendered for 2004 and 2003:

	2004	2003*
Audit Fees(a)	$1,979,270	$969,964
Audit Related Fees(b)	366,521	189,565
Tax Fees(c)	0	49,505
All Other Fees(d)	0	60,567
Total Fees	$2,345,791	$1,269,601
Ratio of Tax & All Other Fees to Audit and Audit Related Fees	0%	9.5%

        All the 2004 fees for Audit and Audit Related Fees were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

(a)
Audit fees for both 2004 and 2003 consisted of services rendered for the audit of the Company's annual financial statements; reviews of the Company's quarterly financial statements; comfort letters; statutory and regulatory audits; and consents and other services related to Securities and Exchange Commission matters.

(b)
Audit Related fees for 2004 and 2003 consisted of services rendered for the audit of the Company's employee benefit plans; due diligence associated with mergers and acquisitions; preparation of SAS 97 letter; consultation on Sarbanes-Oxley Section 404 requirements and other accounting issues.

(c)
No Tax fees were incurred during 2004. Tax fees for 2003 consisted of compliance services related to international tax work and pipeline projects.

(d)
No All Other fees were incurred during 2004. All Other fees for 2003 consisted of enterprise risk hedging consulting services associated with the Company's Brazil operations.

*
The 2003 amounts were adjusted from amounts shown in the 2004 proxy statement to reflect actual costs.

Pre-Approval Policy

        The services performed by Deloitte & Touche LLP in 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its August 12, 2003 Audit Committee meeting. This policy is designed to achieve the continued independence of Deloitte & Touche LLP and to assist the Company's compliance with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and related rules promulgated by the Securities and Exchange Commission.

        The policy defines the permitted services in each of categories of Audit, Audit Related, Tax and All Other services as well as prohibited services. The pre-approval policy requires management to submit annually for approval to the Audit Committee a Service Plan describing the scope of work and anticipated cost associated with each category of service. At each regular Audit Committee meeting, management reports on services performed by Deloitte & Touche LLP and the fees paid or accrued through the end of the quarter preceding the meeting. Additional services contemplated to be performed before the next scheduled Audit Committee meeting may be submitted to the Designated Member of the Audit Committee for approval. The Designated Member is required to update the Audit Committee at the next regularly scheduled meeting regarding any services approved during the interim period. At each regular Audit Committee meeting, management submits to the Audit Committee for approval a supplement to the Service Plan containing a request for any additional permitted services required of Deloitte & Touche LLP as determined necessary by management that were not already pre-approved by the Audit Committee, including services approved by the Designated Member.

        In addition, prior to approving any request for Audit Related, Tax or Other services of more than $50,000, Deloitte & Touche will provide a statement setting forth the reasons why the rendering of the proposed services does not compromise Deloitte & Touche LLP's independence. This description and statement by Deloitte & Touche LLP may be incorporated into the Service Plan or as an exhibit thereto or may be delivered in a separate written statement.

RATIFICATION OF INDEPENDENT AUDITORS

        The Board of Directors amended the Company's Corporate Governance Guidelines at its February 2005 meeting to provide for annual stockholder ratification of the appointment of the Company's independent auditors by the Audit Committee.

        The Audit Committee at its February 2005 meeting appointed Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2005. The Board of Directors concurred with the Audit Committee's decision. Deloitte & Touche LLP has served as the Company's independent auditors since fiscal year 2002.

        Although the stockholders' ratification vote will not affect the current year's appointment or retention, the Audit Committee will consider the stockholders' vote in determining its appointment of the Company's independent auditors for the next fiscal year. The Audit Committee, in appointing the Company's independent auditors, reserves the right, in its sole discretion, to change an appointment at any time during a fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

        A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders. It is not anticipated that the representative will make a prepared statement at the meeting. However, he or she will be free to do so if he or she chooses, as well as respond to appropriate questions.

The Board of Directors recommends a vote "For" the ratification of Deloitte & Touche LLP as the Company's independent auditors for 2005.

        Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2005 requires a majority affirmative vote of the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against the proposal.

AUDIT COMMITTEE REPORT

        The Audit Committee is governed by a written charter adopted in 1979 and reissued on November 13, 2003.

        The Audit Committee assists the Board in fulfilling its oversight responsibilities to the stockholders, and serves as a communication link among the Board, management, the independent auditors, and the internal auditors. The Audit Committee (a) assists the Board's oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditors' qualifications and independence, and (iv) the performance of the Company's internal audit function and independent auditors; and (b) prepares the report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

        In connection with the Company's financial statements for the year ended December 31, 2004, the Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountant the independent accountant's independence.

        Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Dennis W. Johnson, Chairman
Bruce R. Albertson
John L. Olson
Harry J. Pearce
John K. Wilson

RE-APPROVAL OF 1997 EXECUTIVE LTIP PERFORMANCE GOALS

        The Board recommends that stockholders re-approve the material terms of the performance goals for performance-based incentives under the 1997 Executive Long-Term Incentive Plan (the "LTIP"). Stockholders are not being asked to re-approve the plan itself, but rather to re-approve the material terms of the performance goals set forth in the LTIP to preserve the Company's ability to deduct compensation associated with future performance-based incentive awards to be made under the LTIP.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to its CEO and each of its other four most highly-paid executive officers. There is, however, an exception to this limit for certain performance-based compensation. Awards made pursuant to the LTIP may constitute performance-based compensation not subject to the deductibility limitation of Section 162(m) of the Code. However, in order to continue to qualify for this exception, the stockholders must re-approve, every five years, the material terms of the performance goals of the LTIP under which compensation will be paid. Stockholders last approved these goals in 2000. The Board is now submitting the same performance goals for re-approval at the 2005 Annual Meeting. The material terms of the performance goals being submitted for re-approval for purposes of Section 162(m) of the Code are outlined below.

Eligibility and Participation

        Employees eligible to participate in the LTIP include all officers and key employees of the Company and its subsidiaries, as determined by the Compensation Committee, including employees who are members of the Board of Directors, but excluding directors who are not employees. The approximate number of employees who are currently eligible to participate under the LTIP is 52.

Performance Goals

        Performance goals, which are established by the Compensation Committee, will be based on one or more of the following measures: sales or revenues, earnings per share, shareholder return and/or value, funds from operations, operating income, gross income, net income, cash flow, return on equity, return on capital, earnings before interest, operating ratios, stock price, customer satisfaction, accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, profit returns and margins, financial return ratios and/or market performance. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

Maximum Grants under the LTIP

        Grants under the LTIP may be made in the form of stock, stock options, stock appreciation rights ("SARs"), performance unit/performance share awards, dividend equivalents, restricted stock, and "other awards" defined under Article 10 of the LTIP. The per share exercise price of stock options and the grant price of SARs awarded under the LTIP will not be less than the fair market value of the Company's common stock on the date of grant.

        The total number of shares with respect to which options or SARs may be granted in any calendar year to any covered employee under Section 162(m) of the Code shall not exceed 1,500,000 shares; (ii) the total number of shares of restricted stock that are intended to qualify for deduction that may be granted in any calendar year to any covered employee shall not exceed 1,500,000 shares; (iii) the total number of performance shares or performance units that may be granted in any calendar year to any covered employee shall not exceed 1,500,000 shares or units, as the case may be; (iv) the total number of shares that are intended to qualify for deduction granted pursuant to Article 10 of the LTIP in any calendar year to any covered employee shall not exceed 1,500,000 shares; (v) the total cash award that is intended to qualify for deduction that may be paid pursuant to Article 10 of the LTIP in any calendar year to any covered employee shall not exceed $6,000,000; and (vi) the aggregate number of dividend equivalents that are intended to qualify for deduction that a covered employee may receive in any calendar year shall not exceed $6,000,000.

        A "covered employee" means a person specified in Section 162(m) of the Code—generally the chief executive officer and the next four most highly-compensated officers.

        The Board believes that it is in the best interests of the Company and its stockholders to receive the full income tax deduction for performance-based compensation paid under the LTIP. The Board is therefore asking the stockholders to re-approve, for Section 162(m) purposes, the material terms of the performance goals set forth above.

        The complete text of the LTIP is set forth as Exhibit "A" hereto. The following is a summary of the material features of the LTIP and is qualified in its entirety by reference to Exhibit "A".

Purpose of the LTIP

        The purpose of the LTIP is to promote the success and enhance the value of the Company by linking the personal interests of officers and key employees to those of the Company's stockholders and customers. The LTIP is further intended to assist the Company in its ability to motivate, attract and retain highly qualified individuals to serve as officers and key employees of the Company and its subsidiaries.

Effective Date and Duration

        The LTIP was approved by the Board of Directors on February 7, 1997 and became effective upon approval by stockholders at the annual meeting on April 22, 1997. The LTIP has subsequently been amended, including an amendment in 2001 to increase the number of shares available under the LTIP and an amendment in 2005 to decrease the number of shares available. The LTIP remains in effect, subject to the right of the Board of Directors to terminate the LTIP at any time, until all shares subject to the LTIP shall have been purchased or acquired; provided, however, that no awards may be made after the tenth anniversary of the effective date.

Amendments

        The Board may, at any time and from time to time, alter, amend, suspend or terminate the LTIP in whole or in part, subject to certain restrictions as stated in the LTIP.

Administration of the LTIP

        The LTIP is administered by the Compensation Committee of the Board or by any other committee appointed by the Board of Directors (the "Committee").

Shares Subject to the LTIP

        When it became effective, the LTIP authorized the grant of up to 1,200,000 shares of MDU Resources Group, Inc. common stock. In 2001, the stockholders approved an increase of 4,000,000 to the number of shares that may be granted under the LTIP. On February 17, 2005, the Board of Directors amended the LTIP to reduce the number of shares that may be granted under the plan by 2,000,000 shares. On February 17, 2005, after giving effect to stock splits and grants pursuant to the LTIP, 4,263,768 shares remain available for issuance. Shares underlying awards that lapse, are forfeited, or are not settled in shares of common stock may be reused for subsequent awards. Shares may be authorized but unissued shares of common stock, treasury stock or shares purchased on the open market. The market value of a share of Company common stock as of January 31, 2005 was $26.74.

        If a stock split, stock dividend or other corporate transaction occurs that causes a change in the capitalization or corporate structure of the Company, the Committee shall make appropriate adjustments to the number and class of shares of common stock that may be granted under the LTIP, including the individual annual limits for Section 162(m), and the number and class and/or price of shares of common stock subject to outstanding awards under the LTIP, as it deems appropriate and equitable to prevent dilution or enlargement of participants' rights.

Eligibility and Participation

        See above.

Grants under the LTIP

        See above for grant limits.

        Stock Options.    The Committee may grant incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") or a combination thereof under the LTIP. The exercise price for each such award shall be not less than the average of the high and low sale prices of Company common stock on the date of grant. Options shall expire at such times and shall have such other terms and conditions as the Committee may determine at the time of grant, provided, however, that no ISO shall be exercisable later than the tenth anniversary of its grant. Dividend equivalents may also be granted.

        The option exercise price is payable in cash, in shares of common stock of the Company having a fair market value equal to the exercise price, by share withholding, cashless exercise or any combination of the foregoing.

        Stock Appreciation Rights.    SARs granted under the LTIP may be in the form of freestanding SARs, tandem SARs or a combination thereof. The base value of a freestanding SAR shall be equal to the average of the high and low sale prices of a share of Company common stock on the date of grant. The base value of a tandem SAR shall be equal to the option exercise price of the related option.

        Freestanding SARs may be exercised upon such terms and conditions as are imposed by the Committee and as set forth in the SAR award agreement. A tandem SAR may be exercised only with respect to the shares of Company common stock for which its related option is exercisable.

        Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of Company common stock on the date of exercise over the base value multiplied by the number of shares with respect to which the SAR is exercised. Payment due to the participant upon exercise may be made in cash, in shares of Company common stock having a fair market value equal to such cash amount, or in a combination of cash and shares, as determined by the Committee.

        Restricted Stock.    Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Committee. The Committee may establish performance goals, as described above, for restricted stock.

        Participants holding restricted stock may exercise full voting rights with respect to those shares during the restricted period and, subject to the Committee's right to determine otherwise at the time of grant, will receive regular cash dividends. All other distributions paid with respect to the restricted stock shall be credited subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.

        Performance Units and Performance Shares.    Performance units and performance shares may be granted in the amounts and subject to such terms and conditions as determined by the Committee. The Committee shall set performance goals, which, depending on the extent to which they are met during the performance periods established by the Committee, will determine the number and/or value of performance units/shares that will be paid out to participants.

        Participants shall receive payment of the value of performance units/shares earned after the end of the performance period. Payment of performance units/shares shall be made in cash and/or shares of common stock which have an aggregate fair market value equal to the value of the earned performance units/shares at the end of the applicable performance period, in such combination as the Committee determines. Such shares may be granted subject to any restrictions deemed appropriate by the Committee.

        Other Awards.    The Committee may make other awards which may include, without limitation, the grant of shares of common stock based upon attainment of performance goals established by the Committee as described below, the payment of shares in lieu of cash or cash based on performance goals and the payment of shares in lieu of cash under other Company incentive or bonus programs.

Performance Goals

        See above.

Termination of Employment

        Each award agreement shall set forth the participant's rights with respect to each award following termination of employment.

Transferability

        Except as otherwise determined by the Committee at the time of grant and subject to the provisions of the LTIP, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and a participant's rights shall be exercisable only by the participant or the participant's legal representative during his or her lifetime.

Change in Control

        Upon a change in control, as defined below,

          (a)   Any and all options and SARs granted under the LTIP shall become immediately exercisable;

          (b)   Any restriction periods and restrictions imposed on restricted stock shall be deemed to have expired, and such restricted stock shall become immediately vested in full; and

          (c)   The target payout opportunity attainable under all outstanding awards of performance units, performance shares and other awards not described above shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change in control. The vesting of all awards denominated in shares shall be accelerated as of the effective date of the change in control, and there shall be paid out in cash to participants immediately following the effective date of the change in control the full amount of the targeted cash payout opportunities associated with outstanding cash-based awards.

        A change in control of the Company means the earliest of the following events to occur: (i) the public announcement by the Company or by any person (which shall not include the Company, any subsidiary of the Company, or any employee benefit plan of the Company or of any subsidiary of the Company) ("Person") that such Person, who or which, together with all Affiliates and Associates (within the meanings ascribed to such terms in the Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) of such Person, shall be the beneficial owner of twenty percent (20%) or more of the voting stock of the Company outstanding; (ii) the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of voting stock aggregating thirty percent (30%) or more of the then outstanding voting stock of the Company; (iii) the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934; (iv) a proposed change in constituency of the Board such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the stockholders of the Company of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were members of the Board at the beginning of the period; or (v) any other event which shall be deemed by a majority of the Committee to constitute a "change in control".

Award Information

        It is not possible at this time to determine awards that will be made in the future pursuant to the LTIP. Options that have been granted in the past are set forth in the following table.

Option Grants under 1997 Executive Long-Term Incentive Plan

Name and Position	Number of Securities Underlying Options Granted	Exercise Price per Share ($)	Expiration Date
Martin A. White Chairman of the Board, President & C.E.O.	270,000	19.8267	2/15/11
Ronald D. Tipton C.E.O. of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. (retired)	108,000	19.8267	2/15/11
Warren L. Robinson Executive Vice President, Treasurer & Chief Financial Officer	93,600	19.8267	2/15/11
John K. Castleberry President & CEO of WBI Holdings, Inc.	94,500	19.8267	2/15/11
Terry D. Hildestad President & CEO of Knife River Corporation	49,680	19.8267	2/15/11
Paul Gatzemeier President & CEO of Centennial Energy Resources LLC	0	0	0
All current executive officers as a group	758,055	19.8267	2/15/11
All current directors who are not executive officers as a group	0	0	0
Each nominee for election as a director	0	0	0
Each associate of such persons	0	0	0
Each other person who received 5% of such options	0	0	0
All employees, including all current officers who are not executive officers, as a group	847,650 169,305 25,035 42,030 27,015	19.8267 24.2933 18.4167 19.6333 17.2933	2/15/11 2/15/11 2/15/11 2/15/11 2/15/11

Federal Income Tax Consequences

        The following is a brief description of the principal federal income tax consequences relating to options awarded under the LTIP. This summary is based on the Company's understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

        Grant.    There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the LTIP.

        Exercise.    The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder's employment with the Company. However, such exercise may give rise to alternative minimum tax liability (see "Alternative Minimum Tax" below).

        Upon the exercise of a NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Company common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of a NQSO will be subject to both wage and employment tax withholding.

        The optionholder's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

        Qualifying Disposition.    If an optionholder disposes of shares of Company common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares (generally the option exercise price).

        Disqualifying Disposition.    If the option-holder disposes of shares of Company common stock acquired upon the exercise of an ISO (other than in certain tax-free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share's fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder's actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of Company common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

        Other Disposition.    If an optionholder disposes of shares of Company common stock acquired upon exercise of a NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder's basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of Company common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of Company common stock were held for more than one year from the date such shares were transferred to the optionholder.

        Alternative Minimum Tax.    Alternative minimum tax ("AMT") is payable if and to the extent the amount thereof exceeds the amount of the taxpayer's regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

        For AMT purposes, the spread upon exercise of an ISO (but not a NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of Company common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to the Company

        There are no federal income tax consequences to the Company by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

        At the time the optionholder recognizes ordinary income from the exercise of a NQSO, the Company will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that the Company satisfies its reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, the Company will be entitled to a corresponding deduction in the year in which the disposition occurs.

        The Company will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of a NQSO. The Company will be required to withhold income and employment taxes (and pay the employer's share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of NQSOs.

Other Tax Consequences

        The foregoing discussion is not a complete description of the federal income tax aspects of options granted under the LTIP. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

The Board of Directors recommends a vote "For" this proposal.

        The re-approval of the material terms of the 1997 Executive Long-Term Incentive Plan performance goals for Section 162(m) purposes requires a majority of the votes cast to be in favor of approval. Under Delaware law, re-approval requires a majority affirmative vote of the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against the proposal and broker non-votes will have no effect.

        Broker non-votes occur if brokers are given no voting instructions from their customers with respect to the proposal since the New York Stock Exchange rules prohibit discretionary voting on equity compensation plans.

Equity Compensation Plan Information

        The following table includes information as of December 31, 2004 with respect to the Company's equity compensation plans:

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity Compensation plans approved by stockholders(1)	1,845,423(2)	$19.63	7,405,156(3)(4)
Equity Compensation plans not approved by stockholders(5)	1,299,896	$18.69	1,504,250(6)
Total	3,145,319	$19.24	8,909,406

(1)
Consists of the 1992 Key Employee Stock Option Plan, the 1997 Non-Employee Director Long-Term Incentive Plan, the 1997 Executive Long-Term Incentive Plan and the Non-Employee Director Stock Compensation Plan.

(2)
Includes 318,139 performance shares.

(3)
In addition to being available for future issuance upon exercise of options, 238,500 shares under the 1997 Non-Employee Director Long-Term Incentive Plan may instead be issued in connection with stock appreciation rights, restricted stock, performance units, performance shares or other equity-based awards, and 6,314,082 shares under the 1997 Executive Long-Term Incentive Plan may instead be issued in connection with stock appreciation rights, restricted stock, performance units, performance shares or other equity-based awards. On February 17, 2005, the Board of Directors amended the 1997 Executive Long-Term Incentive Plan to reduce the number of shares that may be granted under the plan by 2,000,000 shares.

(4)
This amount also includes 401,124 shares available for issuance under the Non-Employee Director Stock Compensation Plan. Under this plan, in addition to a cash retainer, non-employee Directors are awarded 2,700 shares following the Company's annual meeting of stockholders. Additionally, a non-employee Director may acquire additional shares under the plan in lieu of receiving the cash portion of the Director's retainer or fees.

(5)
Consists of the 1998 Option Award Program, the Group Genius Innovation Plan, The Bauerly Brothers, Inc. Deferred Compensation Plan, The Oregon Electric Construction, Inc. Deferred Compensation Plan, The Wagner-Smith Company Deferred Compensation Plan, and The Wagner-Smith Equipment Co. Deferred Compensation Plan.

(6)
In addition to being available for future issuance upon exercise of options, 148,400 shares under the Group Genius Innovation Plan may instead be issued in connection with stock appreciation rights, restricted stock, restricted stock units, performance units, performance stock or other equity-based awards.

        The following equity compensation plans have not been approved by the Company's stockholders.

The 1998 Option Award Program

        The 1998 Option Award Program is a broad-based plan adopted by the Board of Directors, effective February 12, 1998. The plan permits the grant of nonqualified stock options to employees of the Company and its subsidiaries. The maximum number of shares that may be issued under the plan is 2,809,342. Shares granted may be authorized but unissued shares, treasury shares, or shares purchased on the open market. Option exercise prices are equal to the market value of the Company's shares on the date of the option grant. Optionees receive dividend equivalents on their options, with any credited dividends paid in cash to the optionee if the option vests, or forfeited if the option is forfeited. Vested options remain exercisable for one year following termination of employment due to death or disability and for three months following termination of employment for any other reason.

        Unvested options are forfeited upon termination of employment. Subject to the terms and conditions of the plan, the plan's administrative committee determines the number of shares subject to options granted to each participant and the other terms and conditions pertaining to such options, including vesting provisions. All options become immediately exercisable in the event of a change in control of the Company.

        In 1998, 225 options (adjusted for the three-for-two stock split in July 1998 and the three-for-two stock split in October 2003) were granted to each of approximately 2,200 employees. No officers received grants. These options vested on March 2, 2001. In 2001, 300 options (adjusted for the three-for-two stock split in October 2003) were granted to each of approximately 5,900 employees. No officers received grants. These options vested on February 13, 2004. As of December 31, 2004, options covering 1,034,400 shares of Common Stock were outstanding under the plan. 1,355,850 shares remained available for future grant and options covering 419,092 shares had been exercised.

The Group Genius Innovation Plan

        The Group Genius Innovation Plan was adopted by the Board of Directors, effective May 17, 2001, to encourage employees to share ideas for new business directions for the Company and to reward them when the idea becomes profitable. Employees of the Company and its subsidiaries who are selected by the plan's administrative committee are eligible to participate in the plan. Officers and Directors are not eligible to participate. The plan permits the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance stock and other awards.

The maximum number of shares that may be issued under the plan is 149,600. Shares granted under the plan may be authorized but unissued shares, treasury shares or shares purchased on the open market. Restricted stockholders have voting rights and, unless determined otherwise by the plan's administrative committee, receive dividends paid on the restricted stock. Dividend equivalents payable in cash may be granted with respect to options and performance shares. The plan's administrative committee determines the number of shares or units subject to awards, and the other terms and conditions of the awards, including vesting provisions and the effect of employment termination. Upon a change in control of the Company, all options and stock appreciation rights become immediately vested and exercisable, all restricted stock becomes immediately vested, all restricted stock units become immediately vested and are paid out in cash, and target payout opportunities under all performance units, performance stock, and other awards are deemed to be fully earned, with awards denominated in stock paid out in shares and awards denominated in units paid out in cash. As of December 31, 2004, 1,200 shares of stock had been granted to 19 employees.

The Bauerly Brothers, Inc. Deferred Compensation Plan

        The Bauerly Brothers, Inc. Deferred Compensation Plan was adopted April 19, 2001 in connection with the acquisition of Bauerly Brothers. The plan is a nonqualified deferred compensation plan for Bauerly key employees. The maximum number of shares that may be issued under the plan, as of the plan's adoption date, was 93,750 (not adjusted for the October 2003 three-for-two stock split). Participants' accounts were credited with phantom stock pursuant to a schedule. Company Common Stock is held in a rabbi trust. Distribution of shares is made annually over the first four anniversaries of the adoption date if the participant is still employed on that date. Distributions are made prior to the anniversary dates if the participant is terminated due to death or disability. Dividends are credited and paid in cash. If a participant forfeits all or a portion of his account, the remaining portion is allocated to the remaining participants. The plan does not provide for an increase in the number of shares initially credited to participants' accounts.

The Oregon Electric Construction, Inc. Deferred Compensation Plan

        The Oregon Electric Construction, Inc. Deferred Compensation Plan was adopted September 14, 2001 in connection with the acquisition of Oregon Electric Construction, Inc. by Utility Services, Inc. The plan is a nonqualified deferred compensation plan for Oregon Electric Construction, Inc. key employees. The maximum number of shares that may be issued under the plan, as of the plan's adoption date, was 58,816 (not adjusted for three-for-two stock split). Participants' accounts were credited with cash, which was converted to phantom stock pursuant to a schedule. Company Common Stock is held in a rabbi trust. Shares were distributed to one participant on September 14, 2003. Distribution of the remaining shares will be made on September 14, 2005 to participants who still are employed on that date. Distributions will be made prior to the scheduled distribution date if the participant is terminated involuntarily (as defined in the plan) (or due to death or disability) for other than cause. Dividends are credited and paid in cash. If a participant forfeits all or a portion of his account, the remaining portion is returned from the rabbi trust to the Company. The plan does not provide for an increase in the number of shares initially credited to participants' accounts.

The Wagner-Smith Company Deferred Compensation Plan

        The Wagner-Smith Company Deferred Compensation Plan was adopted June 30, 2000 in connection with the acquisition of the Wagner-Smith Company by Utility Services, Inc. The plan is a nonqualified deferred compensation plan for Wagner-Smith Company key employees. The maximum number of shares that may be issued under the plan, as of the plan's adoption date, was 85,513 (not adjusted for the October 2003 three-for-two stock split). Participants' accounts were credited with cash, which was converted to phantom stock pursuant to a schedule. Company Common Stock is held in a rabbi trust. Shares were distributed to some participants on June 30, 2003. Distribution of the remaining shares will be made on June 30,

2005 to participants who still are employed on that date. Distributions will be made prior to the scheduled distribution date if the participant is terminated involuntarily (as defined in the plan) (or due to death or disability) for other than cause. Dividends are credited and paid in cash. If a participant forfeits all or a portion of his account, the remaining portion is returned from the rabbi trust to the Company. The plan does not provide for an increase in the number of shares initially credited to participants' accounts.

The Wagner-Smith Equipment Co. Deferred Compensation Plan

        The Wagner-Smith Equipment Co. Deferred Compensation Plan was adopted June 30, 2000 in connection with the acquisition of the Wagner-Smith Equipment Co. by Utility Services, Inc. The plan is a nonqualified deferred compensation plan for Wagner-Smith Equipment Co. key employees. The maximum number of shares that may be issued under the plan, as of the plan's adoption date, was 49,508 (not adjusted for the October 2003 three-for-two stock split). Participants' accounts were credited with cash, which was converted to phantom stock pursuant to a schedule. Company Common Stock is held in a rabbi trust. Distribution of shares will be made on June 30, 2005 to participants who still are employed on that date. Distributions will be made prior to the scheduled distribution date if the participant is terminated involuntarily (as defined in the plan) (or due to death or disability) for other than cause. Dividends are credited and paid in cash. If a participant forfeits all or a portion of his account, the remaining portion is returned from the rabbi trust to the Company. The plan does not provide for an increase in the number of shares initially credited to participants' accounts.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

					Long-term compensation
	Annual compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Name and principal position	Year	Salary ($)	Bonus(1) ($)	Other annual compen- sation(2) ($)	Restricted stock awards ($)(3)	Securities underlying Options/SARs (#)	LTIP payouts ($)		All other compen- sation(6) ($)

Martin A. White	2004	647,500	1,265,550	—	—	—	416,724	(4)	26,334	(6)
—Chairman of the Board, President & CEO	2003 2002	596,308 517,038	1,200,000 509,340	— —	— —	— —	772,732 —	(5)	6,000 5,500

Ronald D. Tipton	2004	348,516	152,460	—	—	—	141,831	(4)	2,249,387	(8)
—CEO of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.(7)	2003 2002	319,751 306,815	211,464 111,958	— —	— —	— —	92,708 —	(5)	6,000 5,500

Warren L. Robinson	2004	348,500	350,000	—	—	—	141,715	(4)	12,686	(6)
—Executive Vice President and Chief Financial Officer	2003 2002	318,154 278,265	320,000 182,840	— —	— —	— —	267,880 —	(5)	6,000 5,500

John K. Castleberry	2004	348,500	350,000	—	—	—	141,715	(4)	11,657	(6)
—President & CEO of WBI Holdings, Inc.	2003 2002	319,077 296,827	320,000 300,000	— —	— —	— —	356,567	(5)	6,000 5,500

Terry D. Hildestad	2004	348,500	120,925	—	—	—	141,715	(4)	13,680	(6)
—President & CEO of Knife River Corporation	2003 2002	319,077 298,731	252,960 165,600	— 229	— —	— —	37,013 —	(5)	6,000 5,500

Paul Gatzemeier	2004	244,250	257,250	—	—	—	71,903	(4)	6,150	(6)
—President & CEO of Centennial Energy Resources LLC	2003 2002	226,654 157,183	261,869 298,463	— —	— —	— —	— —		— —

(1)
Granted pursuant to the annual executive incentive compensation plans.

(2)
Above-market interest on deferred compensation.

(3)
At December 31, 2004, the Named Officers held the following amounts of restricted stock: Mr. White—24,300 shares ($650,511); Mr. Tipton—3,750 shares ($100,388); Mr. Robinson—8,235 shares ($220,451); Mr. Castleberry—6,990 shares ($187,122); Mr. Hildestad—9,675 shares ($259,000); and Mr. Gatzemeier—0 shares ($0).

(4)
Represents the value of performance shares granted under the 1997 Executive Long-Term Incentive Plan for the 2002-2004 performance period, which were paid in stock, and dividend equivalents, which were paid in cash.

(5)
Dividend equivalents paid with respect to options granted pursuant to the 1992 KESOP or the 1997 Executive Long-Term Incentive Plan for the 2001-2003 performance cycle.

(6)
Comprised of Company contributions to the Company 401(k) Retirement Plan of $6,150 for each Named Officer and non-preferential dividends on restricted stock, as follows: Mr. White—$20,184; Mr. Robinson—$6,536; Mr. Castleberry—$5,507; Mr. Hildestad—$7,530; and Mr. Gatzemeier—$0.

(7)
Mr. Tipton retired as CEO of Montana-Dakota Utilities Co., Great Plains Natural Gas Co., and Utility Services, Inc. on September 28, 2004.

(8)
Comprised of Company contributions to the Company 401(k) Retirement Plan—$6,150; a severance payment in connection with retirement—$2,235,707; and non-preferential dividends on restricted stock—$7,530.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)
	Shares acquired on exercise (#)(2)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end(1)(2) (#)		Value of unexercised, in-the-money options at fiscal year-end ($)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Martin A. White	270,000	1,333,846	0	0	0	0
Ronald D. Tipton	49,140	225,469	0	0	0	0
Warren L. Robinson	93,600	384,201	0	0	0	0
John K. Castleberry	94,500	611,548	0	0	0	0
Terry D. Hildestad	15,936	156,120	3,683	45,997	25,572	319,371
Paul Gatzemeier	0	0	0	0	0	0
(1)
Vesting is accelerated upon a change in control.

(2)
Adjusted for the three-for-two stock split on October 29, 2003.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

			Estimated future payouts under non-stock price-based plans
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of shares, units or other rights (#)(1)	Performance or other period until maturation or payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)

Martin A. White	50,000	2004-2006	5,000 shares $10,700 Dividend Equivalents	50,000 shares $107,000 Dividend Equivalents	100,000 shares $214,000 Dividend Equivalents
Ronald D. Tipton	4,729	2004-2006	473 shares $1,012 Dividend Equivalents	4,729 shares $10,120 Dividend Equivalents	9,458 shares $20,240 Dividend Equivalents
Warren L. Robinson	13,097	2004-2006	1,310 shares $2,803 Dividend Equivalents	13,097 shares $28,028 Dividend Equivalents	26,194 shares $56,055 Dividend Equivalents
John K. Castleberry	13,097	2004-2006	1,310 shares $2,803 Dividend Equivalents	13,097 shares $28,028 Dividend Equivalents	26,194 shares $56,055 Dividend Equivalents
Terry D. Hildestad	13,097	2004-2006	1,310 shares $2,803 Dividend Equivalents	13,097 shares $28,028 Dividend Equivalents	26,194 shares $56,055 Dividend Equivalents
Paul Gatzemeier	5,093	2004-2006	509 shares $1,089 Dividend Equivalents	5,093 shares $10,899 Dividend Equivalents	10,186 shares $21,798 Dividend Equivalents

(1)
Performance shares were granted in 2004 under the 1997 Executive Long-Term Incentive Plan and represent the opportunity to receive Company Common Stock at the end of the performance period based upon the Company's total shareholder return relative to a peer group of companies. The performance shares shown in column (b) are at the target level. The payout ranges from 0% for a rank less than 40th percentile, to 10% at the 40thpercentile, 100% at the 50th percentile and 200% at the 100th percentile. Dividend equivalents also were granted and will be paid out in cash in an amount equal to the total dividends declared during the performance period on any shares that are actually earned by the participant. Performance shares and dividend equivalents that are not earned are forfeited. Vesting is accelerated upon a change in control.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35

$125,000	$79,175	$87,686	$96,198	$104,709	$113,221
150,000	95,292	105,616	115,940	126,264	136,588
175,000	111,410	123,546	135,683	147,819	159,956
200,000	129,447	143,396	157,345	171,294	185,243
225,000	141,515	155,826	170,138	184,449	198,761
250,000	152,435	166,746	181,058	195,369	209,681
300,000	188,675	202,986	217,298	231,609	245,921
350,000	236,255	250,566	264,878	279,189	293,501
400,000	277,235	291,546	305,858	320,169	334,481
450,000	317,135	331,446	345,758	360,069	374,381
500,000	388,535	402,846	417,158	431,469	445,781
550,000	388,535	402,846	417,158	431,469	445,781
600,000	480,935	495,246	509,558	523,869	538,181
650,000	480,935	495,246	509,558	523,869	538,181

        The Table covers the amounts payable under the Salaried Pension Plan and non-qualified Supplemental Income Security Plan (SISP).

        Pension benefits are determined by the step-rate formula that places emphasis on the highest consecutive 60 months of earnings within the final 10 years of service.

        Benefits for single participants under the Salaried Pension Plan are paid as straight life amounts and benefits for married participants are paid as actuarially reduced pensions with a survivorship benefit for spouses, unless participants choose otherwise.

        The Salaried Pension Plan also permits pre-retirement survivorship benefits upon satisfaction of certain conditions. Additionally, certain reductions are made for employees electing early retirement.

        The Internal Revenue Code places maximum limitations on benefit amounts that may be paid under the Salaried Pension Plan.

        Mr. Hildestad, one of the named officers, is covered by the Knife River Corporation Salaried Pension Plan, which is similar to the Salaried Pension Plan.

        The Company has adopted a non-qualified SISP for senior management personnel. As of December 31, 2004, 98 senior management personnel were participating in the SISP, including the Named Officers.

        Both plans cover salary shown in column (c) of the Summary Compensation Table and exclude bonuses and other forms of compensation.

        Upon retirement and reaching age 65, participants receive either a retirement benefit or a survivor's benefit with the benefits payable monthly for 15 years or as an equivalent life annuity.

        As of December 31, 2004, the Named Officers were credited with the following years of service under the plans:

Name	Pension Service Years	SISP Service Years

Martin A. White	13	13
Ronald D. Tipton	21	21
Warren L. Robinson	16	16
John K. Castleberry	22	17
Terry D. Hildestad	31	23
Paul Gatzemeier	3	3

        The maximum years of service for benefits under the Pension Plan is 35. Vesting under the SISP begins at 3 years and is complete after 10 years. Benefit amounts under both plans are not subject to reduction for offset amounts.

CHANGE-OF-CONTROL AND SEVERANCE ARRANGEMENTS

        The Company entered into Change of Control Employment Agreements with the Named Officers and other executives ("executives") in November 1998 and May 2004, which provide certain protections to the executives in the event there is a change of control of the Company.

        If a change of control occurs, the agreements provide for a three-year employment period from the date of the change of control, during which the executive is entitled to receive a base salary not less than the highest amount paid within the preceding twelve months, and annual bonuses not less than the highest bonus paid within the three years before the change of control, and to participate in the Company's incentive, savings, retirement and welfare benefit plans.

        The agreements also provide that specified severance payments and benefits would be provided if the executive's employment is terminated during the employment period (or if connected to the change of control, prior thereto) by the Company, other than for cause or disability, or by the executive for good reason, which includes for any reason during the 30-day period beginning on the first anniversary of the change of control.

        In such event, the executive would receive an amount equal to three times his annual base pay plus three times his highest annual bonus (as defined). In addition, he would receive (i) an immediate pro-rated cash-out of his bonus for the year of termination based on the highest annual bonus and (ii) an amount equal to the excess of (a) the actuarial equivalent of the benefit under Company qualified and nonqualified retirement plans that he would receive if he continued employment with the Company for an additional three years over (b) the actual benefit paid or payable under these plans.

        The executive and family would continue to be covered by the Company's welfare benefit plans for three years. The executive also would receive outplacement benefits. Finally, the executive would receive an additional payment if necessary to make him or her whole for any federal excise tax on excess parachute payments imposed upon the executive, unless the total parachute payments were not more than 110% of the safe harbor amount for that tax (in which event the executive's payments would be reduced to the safe harbor amount).

        For these purposes, "cause" generally means the executive's willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or misconduct materially injurious to the Company. "Good reason" generally includes the diminution of the executive's position, authority, duties or responsibilities, the reduction of the executive's pay or benefits, and relocation or increased travel obligations.

        Subject to certain exceptions described in the agreements, a "change of control" is defined in general as (i) the acquisition by an individual, entity, or group of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors without the approval of a majority of the members of the Board who were members of the Board as of the agreement date or whose election was approved by such Board members; (iii) a merger or similar transaction; or (iv) the stockholders' approval of the Company's liquidation or dissolution.

        The Company entered into an agreement with Ronald D. Tipton on October 4, 2004 in connection with his retirement as Chief Executive Officer of Utility Services, Inc., Montana-Dakota Utilities Co., and Great Plains Natural Gas Co. effective September 28, 2004. Mr. Tipton agreed to continue as a special projects advisor for Montana-Dakota Utilities Co. through January 2, 2005. Mr. Tipton received a severance payment of $2,235,707. Other benefits to which Mr. Tipton is entitled are determined in accordance with the terms and provisions of the Company's plans and programs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Purpose

        The Compensation Committee of the Board of Directors has direct responsibility for determining compensation of the Company's executive officers and for producing an annual report on executive compensation for inclusion in the Company's proxy statement. Composed entirely of independent Directors, the Committee meets quarterly to review and determine compensation for the executive officers, including the Chief Executive Officer.

Executive Compensation

        Based upon a study of the Company's executive compensation programs in 2002, the Committee made several changes to its approach to long-term incentive compensation, including the elimination of stock options and restricted stock grants effective in 2003.

        The Committee believes that appropriate compensation levels succeed in both attracting and motivating high quality employees. To implement this philosophy, the Committee analyzes trends in compensation among comparable companies participating in the oil and gas industry, segments of the energy and mining industries, the peer group of companies used in the graph following this report, and similar companies from general industry. The Committee then sets compensation levels that it believes are competitive within the industry and structured in a manner that rewards successful job performance. There are three components of total executive compensation: base salary, annual incentive compensation, and long-term incentive compensation.

        In setting base salaries, the Committee does not use a particular formula. In addition to the above data, other factors the Committee uses in its analysis include the executive's current salary in comparison to the competitive industry standard as well as individual performance. Mr. White, the Chairman, President and Chief Executive Officer, received an 8.3% increase in base salary for 2004. During 2004, only approximately 25.6% of Mr. White's compensation was base pay. The remainder was performance-based. This reflects the Committee's belief in the importance of having substantial at risk compensation to provide a direct and strong link between performance and executive pay. For the other Named Officers, the Committee targeted salaries at the midpoint of the competitive industry standard. The other Named Officers, except for Mr. Tipton who retired, received base salary increases averaging 8.68% for 2004.

        In keeping with the Committee's belief that compensation should be directly linked to successful performance, the Company employs both annual and long-term incentive compensation plans. The annual incentive compensation is determined under the executive incentive compensation plans.

        On February 15, 2005, the Committee approved the payment of annual awards under the existing executive incentive compensation plans with respect to 2004. On February 17, 2005, the Board approved the payments. These payments are included in the Bonus column of the Summary Compensation Table.

        The terms of the executive incentive compensation plans provide for annual cash incentive awards based upon achievement of annual performance measures with a threshold, target and maximum level. A target incentive award is established based upon the position level and actual base salary, or in the Committee's discretion, the assigned salary grade market value. Actual payment may range from zero to 200% of the target based upon achievement of corporate goals and individual performance. The Committee has full discretion to determine the extent to which goals have been achieved, the payment level, whether any final payment will be made and whether to adjust awards.

        The performance goals for 2004 under the MDU Resources Group, Inc. Executive Incentive Compensation Plan, which applies to Mr. White and Mr. Robinson, were (i) budgeted earnings per share achieved (weighted 75%) and (ii) budgeted return on invested capital achieved (weighted 25%). Achievement of budgeted levels of earnings per share and return on invested capital would result in a potential award of 100% of the target amount. Achievement of less than 85% would result in no payment, while achievement of 114% would result in a payment of 200% of the target amount. The goals were met at near maximum level ($1.76 EPS, 9.4% ROIC) and resulted in a potential payment of 194.7% of the target amount. The Committee determined that maximum incentive payment would have resulted for Mr. White and Mr. Robinson in the absence of the severance payments to certain executives. The Committee decided to adjust Mr. Robinson's incentive payment to 200% to exclude the effects of the severance payments on the EPS and ROIC, but not to adjust Mr. White's payment.

        Mr. Tipton, the retired Chief Executive Officer of Montana-Dakota Utilities Co., Great Plains Natural Gas Co., and Utility Services, Inc., received his award pursuant to the Montana-Dakota Utilities Co. Executive Incentive Compensation Plan, based upon (i) business units actual earnings per allocated share as a percentage of planned earnings per allocated share (weighted 75%) and (ii) business units actual return on invested capital as a percentage of planned return on invested capital (weighted 25%). The target amounts were: Montana-Dakota Utilities Co. ($0.61 EPS, 6.42% ROIC), weighted 66% and Utility Services, Inc. ($1.97 EPS and 7.27% ROIC), weighted 34%. Mr. Tipton's award was earned at 100.3% of target for the Montana-Dakota Utilities Co. portion and 0% of target for the Utility Services, Inc. portion and resulted in a potential payment of 67.3% of the target amount. For the same reasons as set forth above with respect to Mr. Robinson, the Committee adjusted Mr. Tipton's incentive payment to 87.1% to exclude the effects of such severance payments at Montana-Dakota Utilities Co. with respect to its effect on achieved allocated EPS and ROIC.

        Mr. Castleberry received his award pursuant to the WBI Holdings, Inc. Executive Incentive Compensation Plan, based upon (i) actual earnings per allocated share as a percentage of planned earnings per allocated share (weighted 75%) and (ii) actual return on invested capital as a percentage of planned return on invested capital (weighted 25%) for WBI Holdings, Inc. ($2.37 EPS, 11.42% ROIC). Mr. Castleberry's award was earned at 114% of target on a weighted basis and resulted in a potential payment of 200% of the target amount. No adjustment was made by the Committee.

        Mr. Hildestad received his award pursuant to the Knife River Corporation Executive Incentive Compensation Plan, based upon (i) actual earnings per allocated share as a percentage of planned earnings per allocated share (weighted 75%) and (ii) actual return on invested capital as a percentage of planned return on invested capital (weighted 25%) for Knife River Corporation. The target amounts were $1.21 EPS and 6.95% ROIC. His award was earned at 92.6% of target on a weighted basis and resulted in a potential payment of 69.1% of the target amount. No adjustment was made by the Committee.

        Mr. Gatzemeier received his award based upon (i) actual return on invested capital (weighted 25%) and earnings per allocated share (weighted 37.5%), in each case compared to planned return on invested capital and planned earnings per allocated share for Centennial Power, Inc. and Centennial Energy Resources International, Inc. of 5.55% and $1.64, and 21.36% and $5.94, respectively; and (ii) corporate growth goals for acquisition of additional capacity in domestic projects (weighted 25%) and a feasibility study for international development projects (weighted 12.5%). Based on his performance with respect to these targets, the award was earned at 100% of target and resulted in a potential payment of 100% of the target amount. The Committee then used its discretion and increased Mr. Gatzemeier's payment percentage to 175%. The Committee determined that the excellent financial results in 2004 for the overall international independent power production operations (IPP) merited changing the separate weighting of domestic and international production figures to overall IPP financial results for 2004. The Committee also believed this would be more in line with the manner in which the incentives for the other named executive officers are measured.

        Long-term incentive compensation serves to encourage successful strategic management and is awarded under the 1997 Executive Long-Term Incentive Plan.

        Effective in 2003, several changes were made to the long-term incentive program as a result of the 2002 executive compensation program study discussed above. The Committee does not expect to make additional stock option or restricted stock grants under the 1997 Executive Long-Term Incentive Plan. Beginning with grants made in 2003, the Committee is using performance shares, with dividend equivalents, as the form of long-term incentive compensation. These awards are expected to be made annually. The performance goal is total shareholder return measured over three year periods and will compare Company performance against a peer group in specified areas. Performance shares and dividend equivalents will be paid out, if earned, between 10% and 200% of the target award. Performance shares will be paid out in stock and dividend equivalents in cash.

        Awards for the 2004-2006 performance period were made to executive officers in 2004. The level of award for each executive officer was determined by using the Committee approved target incentive guidelines. Performance shares represent the opportunity to receive Company Common Stock at the end of the performance period based upon the Company's total shareholder return relative to a peer group of companies, which are not the same as the proxy peer group. The payout ranges from 0% for a rank less than the 40th percentile, to 10% at the 40th percentile, 100% at the 50th percentile and 200% at the 100th percentile. Dividend equivalents were also granted and will be paid out in cash in an amount equal to the total dividends declared during the performance period on any shares that are actually earned. This long-term award is designed to ensure the retention value and the motivation effect of the Company's long-term compensation program on the Company's executive officers.

        Performance shares and dividend equivalents were granted to executive officers in 2003 for the 2002-2004 performance period. These awards were earned at the 126% level. As a result, Mr. White and the executive officers received a payment of Company Common Stock and cash equal to the dividend equivalents. These amounts are disclosed in the LTIP Payout column in the Summary Compensation Table.

        The Committee granted shares of restricted stock to the executive officers in 1999. Vesting of 50 percent of these shares was accelerated after the first performance cycle (1999-2001). Company performance (total shareholder return) in comparison to the proxy peer group for the second performance cycle (2002-2004) resulted in acceleration of vesting of the remaining shares. The Named Officers received shares as follows: Mr. White—7,500 shares; Mr. Robinson—3,000 shares; Mr. Tipton—3,750 shares; Mr. Castleberry—2,250 shares; Mr. Hildestad—3,750 shares; and Mr. Gatzemeier—0 shares.

2004 Analysis

        In 2004 the Compensation Committee requested an analysis by the Company's human resources department of the value of the Company's executive compensation program. Specifically, the Committee sought to determine whether or not the relationship between the level of compensation and shareholder return was more favorable than that of the proxy peer group.(1)

        The analysis consisted of comparing what the Company paid its named executive officers for the years 1999 through 2003 to the Company's average annual total shareholder return over the same five-year period. The Company's pay ratio was compared to the ratios of companies in the proxy peer group.

        All data used in the analysis, including the valuation of long-term incentives and calculation of shareholder return, were provided by Equilar, Inc.

5 Year Total Direct Compensation
to 5 Year Shareholder Return

*  A smaller number indicates greater value to shareholders.

        The results of the analysis showed that the Company paid its named executive officers significantly less than what the peer group companies paid their named executive officers for comparable levels of shareholder return over the five-year period (see the above graph). Specifically, the Company paid its named executives approximately $1,000,000 less per point of shareholder return than the proxy peer group. The Committee views these results as confirmation that MDU Resources Group, Inc.'s stockholders receive high value for the compensation paid to Company executives.

        The Committee adopted incentive repayment guidelines at its February 2005 meeting allowing the Committee to secure repayment of or to make additional incentive payments to senior officers if Company accounting restatements occur within three years after incentive payments have been made. The Committee may rescind award vesting, rescind vesting acceleration, require award forfeiture or require cash repayment. The Committee also adopted a checklist of factors that may be considered when determining whether to make severance payments to executive officers.

        In 1993, the Board of Directors adopted Stock Ownership Guidelines under which executives are required to own Company Common Stock valued from one to four times their annual salary.

        The Committee monitors the impact of federal tax laws on executive compensation, including Section 162(m) of the Internal Revenue Code. The deductibility of some types of compensation depends upon the timing of an executive's vesting or exercise of awards or on whether such awards qualify as "performance-based" under the provisions of Section 162(m). The Committee will consider the possible tax effect when structuring performance-based compensation but may pay compensation to its executive officers that is not fully deductible.

                Harry J. Pearce, Chairman
                Thomas Everist, Member
                Patricia L. Moss, Member

(1)
Louis Dreyfus Natural Gas Corp. and Vectren Corporation were not included because full five-year data was not available. Louis Dreyfus Natural Gas Corp. was acquired by Dominion Resources, Inc. in 2001 and shares in the company discontinued trading at that time. Vectren Corporation was formed in 2000 by a merger of Indiana Energy, Inc. and SIGCORP.

  For purposes of this analysis, compensation data on Hanson PLC ADR executives were converted from British pounds to U.S. dollars. The rate of conversion was the average exchange rate for a given year, as reported by the currency site www.OANDA.com.

MDU RESOURCES GROUP, INC.
COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (1)

Total Stockholder Return Index (1999=100)

(1)
All data is indexed to December 31, 1999, for the Company, the S&P 500, and the Peer Group. Total stockholder return is calculated using the December 31 price for each year. It is assumed that all dividends are reinvested in stock at the frequency paid, and the returns of each component peer issuer of the group is weighted according to the issuer's stock market capitalization at the beginning of the period.

  Peer Group issuers are Allegheny Energy, Inc., Allete, Inc., Alliant Energy Corporation, Black Hills Corporation, Comstock Resources, Inc., Equitable Resources, Inc., Florida Rock Industries, Inc., Hanson PLC ADR, KeySpan Corporation, Kinder Morgan, Inc., Louis Dreyfus Natural Gas Corp. (returns included for the full years of trading for 1999 through 2000. Discontinued trading in 2001, the result of the acquisition by Dominion Resources, Inc.), Martin Marietta Materials, Inc., Newfield Exploration Company, NICOR, Inc., OGE Energy Corp., ONEOK, Inc., Peoples Energy Corporation, Pogo Producing Company, Quanta Services, Inc., Questar Corporation, SCANA Corporation, Stone Energy Corporation, TECO Energy, Inc., UGI Corporation, Vectren Corporation (formerly Indiana Energy, Inc.), Vulcan Materials Company, and XTO Energy, Inc.(formerly Cross Timbers Oil Company).

INFORMATION CONCERNING EXECUTIVE OFFICERS

        Executive officers of the Company are elected by the Board of Directors and serve until the next annual meeting of the Board. Any executive officer so elected may be removed at any time by the affirmative vote of a majority of the Board. Certain information concerning such executive officers, including their ages, present corporate positions, and business experience, is set forth below.

Name	Age	Present Corporate Position and Business Experience
Martin A. White.	63	Chairman of the Board, President and Chief Executive Officer. For information about Mr. White, see "Election of Directors."
John K. Castleberry	50
		Mr. Castleberry was elected President and Chief Executive Officer of WBI Holdings, Inc. and Williston Basin Interstate Pipeline Company effective November 1998, as President of WBI Holdings, Inc. effective June 1998, and as President of Williston Basin Interstate Pipeline Company effective January 1995.
Cathleen M. Christopherson	60	Ms. Christopherson was elected Vice President-Corporate Communications effective November 1989. Prior to that she served as Assistant Vice President-Corporate Communications effective September 1989.
Paul Gatzemeier	54
		Mr. Gatzemeier was elected President and Chief Executive Officer of Centennial Energy Resources LLC effective November 11, 2004, as Vice President and General Manager of Centennial Energy Resources LLC effective January 31, 2003, and as Vice President and General Manager of Centennial Holdings Capital Corp. effective June 2001. Mr. Gatzemeier was a private business consultant from January 1, 2000 until June 2001.
Mary B. Hager	41
		Ms. Hager was elected Controller effective May 2003. Prior to that she served as Assistant Controller effective May 2001, as Financial and Investor Relations Analyst effective June 2000, as Senior Financial Analyst for Knife River Corporation, an indirect subsidiary, effective October 1999, and as Financial Planning and Reporting Manager for Fidelity Oil Co., an indirect subsidiary, effective November 1997.
Terry D. Hildestad	55	Mr. Hildestad was elected President and Chief Executive Officer of Knife River Corporation in 1993. He additionally serves as an executive officer and a director of numerous subsidiary companies.

Bruce T. Imsdahl	56
		Mr. Imsdahl was elected Chief Executive Officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., divisions of the Company, effective November 11, 2004. He previously was President of the two divisions effective July 4, 2003. Prior to that, he was Executive Vice President of the divisions effective February 5, 2003, Vice President—Energy Supply of Montana-Dakota Utilities Co. effective November 1, 1992, and Vice President—Power Supply of Montana-Dakota Utilities Co. effective May 4, 1989.
Vernon A. Raile	60
		Mr. Raile was elected Senior Vice President, Controller and Chief Accounting Officer effective November 2002. He served as Controller until May 2003. He was Vice President, Controller and Chief Accounting Officer from August 1992 until November 2002.
Cindy C. Redding	46
		Ms. Redding was elected Vice President—Human Resources effective July 2003 and was Director of Human Resources from December 2002 until July 2003. Prior to that she served as Director, Strategic Staffing Services for Sonoco Products Company, a global packaging company, from April 2002 until December 2002, as Corporate Benefits Planning & Delivery Manager for Sonoco Products Company from October 1999 until April 2002, and as Director, Human Resources, Molded Plastics Division of Sonoco Products Company from July 1998 until October 1999.
Warren L. Robinson	54
		Mr. Robinson was elected Executive Vice President, Treasurer and Chief Financial Officer effective May 1999. He served as Treasurer until January 2004. He was elected Vice President, Treasurer and Chief Financial Officer effective August 1992. He serves in similar positions and as a Director of the principal subsidiaries of the Company. Mr. Robinson was elected President and Chief Executive Officer of Centennial Holdings Capital Corp. in November 2000, of FutureSource Capital Corp. in July 2001 and of InterSource Insurance Company in October 2001. He also is a member of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., divisions of the Company.
Paul K. Sandness	50
		Mr. Sandness was elected General Counsel and Secretary of the Company, its divisions, and major subsidiaries effective April 6, 2004. He also was elected a Director of the Company's principal subsidiaries and was appointed to the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. Prior to that he served as a Senior Attorney effective 1987 and as an Assistant Secretary of several subsidiary companies.

Daryl A. Splichal	49
		Mr. Splichal was elected Treasurer effective January 2004. Prior to that he served as Assistant Treasurer—Risk Management effective February 2003, and as Internal Auditing Manager effective September 1984.
Robert E. Wood	62
		Mr. Wood was elected Senior Vice President—Governmental and Public Affairs effective May 13, 2004. Prior to that he served as Vice President-Public Affairs and Environmental Policy effective August 1991. Before that he was Vice President-Public Affairs from June 1986.

SECURITY OWNERSHIP

        The Table below sets forth the number of shares of capital stock of the Company owned beneficially as of December 31, 2004, by each Director and each nominee for Director, each Named Officer and by all Directors and executive officers of the Company as a group.

			Common Shares Beneficially Owned Include:
Name	Common Shares Beneficially Owned(1)		Shares Individuals Have Rights to Acquire Within 60 Days(2)		Shares Held By Family Members(3)	Percent of Class
Bruce R. Albertson	23,609		9,000			*
John K. Castleberry	69,531	(7)				*
Thomas Everist	2,651,400	(4)	19,125			3.0%
Paul Gatzemeier	6,560	(7)			170	*
Terry D. Hildestad	76,635	(7)	3,683			*
Dennis W. Johnson	30,053	(5)	9,000		3,040	*
Patricia L. Moss	6,429					*
Robert L. Nance	63,829	(8)	22,500		1,941	*
John L. Olson	68,700		19,125			*
Harry J. Pearce	81,016		9,000			*
Warren L. Robinson	58,099	(7)			5,604	*
Ronald D. Tipton	3,826	(6)(7)				*
Sister Thomas Welder	35,527	(9)	22,500	(9)		*
Martin A. White	172,931	(7)			49,273	*
John K. Wilson	11,287					*
All Directors and executive officers of the Company as a group (25 in number)	3,674,282	(7)	194,134		75,725	4.0%
*
Less than one percent of the class.

(1)
"Beneficial Ownership" means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2)
Indicates shares of the Company's stock that certain executive officers and Directors have the right to acquire within 60 days pursuant to stock options. Shares indicated are included in the Common Shares Beneficially Owned column.

(3)
Shares indicated are included in the Common Shares Beneficially Owned column.

(4)
Includes 2,610,000 shares of Common Stock acquired through the sale of Connolly-Pacific to the Company.

(5)
Mr. Johnson disclaims all beneficial ownership of the 3,040 shares owned by his wife.

(6)
Mr. Tipton retired on January 2, 2005.

(7)
Includes full shares allocated to the officer's account in the Company's 401(k) Retirement Plan.

(8)
Includes 1,500 shares held by Ronan, Inc., a family corporation.

(9)
The total includes shares held by the Annunciation Monastery (of which community Sister Welder is a member) and by the University of Mary (of which Sister Welder is the president). The Monastery owns 12,450 shares and it may acquire 22,500 shares within 60 days pursuant to stock options. The University owns 577 shares. Sister Welder disclaims all beneficial ownership of the shares owned by the Monastery and the University.

        The Table below sets forth information with respect to any person known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	New York Life Trust Company 51 Madison Avenue New York, NY 10010	8,129,600(1)	6.88%
(1)
Pursuant to a Schedule 13G/A, Amendment No. 5, filed on February 15, 2005, New York Life Trust Company indicates that it holds these shares as directed trustee of the Company's Tax Deferred Compensation Savings Plan (401(k) Plan) and has sole voting and dispositive power with respect to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of Company Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5 furnished to us during and with respect to 2004 or written representations that no Forms 5 were required, we believe that all such reports were timely filed except a Form 4 for Vernon A. Raile, which was filed one day late because of a technical problem, and a Form 3 for Bruce T. Imsdahl, which was filed two days late.

BOARD AND BOARD COMMITTEES

        The Board of Directors has adopted a Statement of Policy on Director Independence that includes categorical standards for director independence. This Statement of Policy is attached as Exhibit "B". The Board of Directors has determined that all members of the Board, except Mr. White, have no material relationship with the Company and are independent in accordance with the Company's Statement of Policy on Director Independence Standards, the New York Stock Exchange listing standards, and the Sarbanes-Oxley Act of 2002.

        During 2004, the Board of Directors held seven meetings. Mr. Pearce, the Lead Director, presides at an executive session of the non-management Directors held in connection with each regularly scheduled quarterly Board of Directors meeting. The non-management directors additionally meet in executive session with the Chief Executive Officer at each regularly scheduled quarterly Board of Directors meeting.

        The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. All committees are composed entirely of independent Directors as defined in the New York Stock Exchange listing standards.

        The Audit Committee met seven times during 2004. The Audit Committee members are Dennis W. Johnson, Chairman, Bruce R. Albertson, John L. Olson, Harry J. Pearce, and John K. Wilson. Homer A. Scott, Jr. served as a member of the Audit Committee until his retirement on February 10, 2005.

        The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

        The Board of Directors has determined that Messrs. Albertson, Johnson, Olson, Pearce and Wilson are "audit committee financial experts" as defined by Securities and Exchange Commission regulations and are all independent under the applicable New York Stock Exchange listing standards.

        The Compensation Committee met five times during 2004. The Compensation Committee members are Harry J. Pearce, Chairman, Thomas Everist, and Patricia L. Moss. Homer A. Scott, Jr. served as a member of the Compensation Committee until his retirement on February 10, 2005.

        The Nominating and Governance Committee met three times during 2004. The Committee members are John L. Olson, Chairman, Bruce R. Albertson, Robert L. Nance, and Sister Thomas Welder.

        Each incumbent Director attended more than 75 percent of the combined total meetings of the Board and the Committees on which the Director served during 2004.

        Director attendance at each Company Annual Meeting of Stockholders is left to the discretion of each Director. Two Directors attended the 2004 Annual Meeting of Stockholders.

        The Company has adopted a Code of Conduct applicable to directors, officers, managerial employees and all employees involved in financial activities on behalf of the Company, its subsidiaries and divisions. The Company also has adopted a Code of Ethics that applies generally to its employees.

        The Company intends to satisfy its disclosure obligations regarding (i) amendments to, or waivers of, any provision of the Code of Conduct applicable to its principal executive officer, principal financial officer and principal accounting officer and that relate to any element of the code of ethics definition set forth in Regulation S-K, Item 406(b) and (ii) waivers of the Code of Conduct applicable to Directors or executive officers, as required by New York Stock Exchange listing standards, by posting such information on its website at www.mdu.com.

        The Audit, Compensation, Nominating and Governance, and Finance Committees have charters which are available for review, along with the Company's Corporate Governance Guidelines, Code of Conduct, and Code of Ethics, on the Company's website at www.mdu.com. Stockholders may obtain copies of any of these documents by writing to the Secretary, MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650.

        Stockholders and other interested parties desiring to contact the Board of Directors or an individual Director, including the Lead Director or non-management Directors as a group, should address a communication in care of the Secretary at the above address. All communications will be forwarded by the Secretary.

NOMINATING AND GOVERNANCE COMMITTEE

        The Nominating and Governance Committee of the Board of Directors provides recommendations to the Board with respect to (a) Board organization, membership, and function, (b) committee structure and membership, (c) succession planning for the Company's executive management, and (d) corporate governance guidelines applicable to the Company.

        The Committee identifies individuals qualified to become Directors, and recommends to the

Board the nominees for Director at the next annual meeting of stockholders. The Committee also identifies and recommends to the Board individuals qualified to become principal officers of the Company and the nominees for membership on each Board committee. The Committee also provides oversight of the evaluation of the Board and management.

        In identifying nominees for Director, the Committee consults with Board members, Company management, consultants, and other individuals likely to possess an understanding of the Company's business and knowledge concerning suitable Director candidates. Ms. Moss, who was elected by the Directors to the Board in 2003 and is a nominee for election for the first time, was recommended for nomination by an employee. In 2004, the Company paid one company a fee to evaluate potential nominees.

        The Committee has a policy on consideration of Director candidates recommended to it and will consider candidates recommended by stockholders. Stockholders may submit Director recommendations to the Committee Chairman in care of the Secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650. The following information should be included: (a) the candidate's name, age, business address, and telephone number; (b) the candidate's principal occupation; and (c) any other information the stockholder deems relevant with respect to the recommendation.

        Stockholders should submit such information at least 120 days prior to the anniversary of the mail date of last year's proxy statement.

        There are no differences in the manner by which the Committee evaluates Director candidates recommended by stockholders from those recommended by other sources.

        In evaluating Director candidates, the Committee considers an individual's (a) background, character, and experience; (b) skills and experience which complement the skills and experience of current Board members; (c) success in the individual's chosen field of endeavor; (d) skill in the areas of accounting and financial management, banking, general management, human resources, marketing, operations, public affairs, law, and operations abroad; (e) background in publicly traded companies; (f) geographic area of residence; and (g) affiliations or relationships with other groups, organizations or entities.

OTHER BUSINESS

        The management of the Company knows of no other matter to come before the meeting. However, if any matter requiring a vote of the stockholders should arise, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

SHARED ADDRESS STOCKHOLDERS

        In accordance with a notice sent to eligible stockholders who share a single address, the Company is sending only one annual report and proxy statement to that address unless the Company received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce the Company's printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Office of the Treasurer at the address set forth below. Eligible stockholders of record receiving multiple copies of the Company's annual report and proxy statement can request householding by contacting the Company in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

2006 ANNUAL MEETING OF STOCKHOLDERS

        Director Nominations:    The Company's Bylaws provide that Director nominations may be made only by the Board or the Nominating Committee, or by a stockholder entitled to vote who has delivered written notice to the Company Secretary (containing certain information specified in the Bylaws) at least 120 days prior to the anniversary date on which the Company first mailed its proxy materials for the prior year's annual stockholders' meeting.

        Other Meeting Business:    The Bylaws also provide that no business may be brought before an annual stockholders' meeting except as specified in the meeting notice or as otherwise properly brought before the meeting by the Board or by a stockholder entitled to vote who has delivered written notice to the Company Secretary (containing certain information specified in the Bylaws) at least 120 days prior to the anniversary date on which the Company first mailed its proxy materials for the prior year's annual stockholders' meeting.

        Discretionary Voting:    Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows the Company to use discretionary voting authority to vote on matters coming before an annual stockholders' meeting if the Company does not have notice of the matter at least 45 days before the anniversary date on which the Company first mailed its proxy materials for the prior year's annual stockholders' meeting or the date specified by an advance notice provision in the Company's Bylaws. The Company's Bylaws contain such an advance notice provision as described above. For the Company's Annual Meeting of Stockholders expected to be held on April 25, 2006, stockholders must submit such written notice to the Company Secretary on or before November 11, 2005.

        Stockholder Proposals:    The requirements described above are separate from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Exchange Act. For purposes of the Company's Annual Meeting of Stockholders expected to be held on April 25, 2006, any stockholder who wishes to submit a proposal for inclusion in the Company's proxy materials must submit such proposal to the Company Secretary on or before November 11, 2005.

        Bylaw Copies:    A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Company Secretary.

        A copy of the Company's Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2004, which is required to be filed with the Securities and Exchange Commission, will be made available to stockholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to the Office of the Treasurer of MDU Resources Group, Inc., Schuchart Building, 918 East Divide Avenue, Mailing Address: P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 222-7900. The Company's Annual Report on Form 10-K also may be accessed through the Company's website at www.mdu.com.

                        By order of the Board of Directors,

                        Paul K. Sandness
                        Secretary
                        March 11, 2005

Exhibit A

MDU RESOURCES GROUP, INC.
1997 EXECUTIVE LONG-TERM INCENTIVE PLAN

Article 1.    Establishment, Purpose and Duration

        1.1    Establishment of the Plan.    MDU Resources Group, Inc., a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "MDU Resources Group, Inc. 1997 Executive Long-Term Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options (NQSO), Incentive Stock Options (ISO), Stock Appreciation Rights (SAR), Restricted Stock, Performance Units, Performance Shares and other awards.

        The Plan shall become effective when approved by the stockholders at the annual meeting on April 22, 1997 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein.

        1.2    Purpose of the Plan.    The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company stockholders and customers.

        The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

        1.3    Duration of the Plan.    The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be made under the Plan on or after the day immediately preceding the tenth anniversary of the Effective Date.

Article 2.    Definitions

  Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

          2.1   "Award" means, individually or collectively, a grant under the Plan of NQSOs, ISOs, SARs, Restricted Stock, Performance Units, Performance Shares or any other type of award permitted under Article 10 of the Plan.

          2.2   "Award Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to an Award granted to a Participant under the Plan.

          2.3   "Base Value" of an SAR shall have the meaning set forth in Section 7.1 herein.

          2.4   "Board" or "Board of Directors" means the Board of Directors of the Company.

          2.5   "Change in Control" means the earliest of the following to occur: (a) the public announcement by the Company or by any person (which shall not include the Company, any subsidiary of the Company, or any employee benefit plan of the Company or of any subsidiary of the Company) ("Person") that such Person, who or which, together with all Affiliates and Associates (within the meanings ascribed to such terms in the Rule 12b-2 of the General Rules and Regulations under the

  Exchange Act) of such Person, shall be the beneficial owner of twenty percent (20%) or more of the voting stock of the Company outstanding; (b) the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of voting stock aggregating thirty percent (30%) or more of the then outstanding voting stock of the Company; (c) the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; (d) a proposed change in constituency of the Board such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the stockholders of the Company of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were members of the Board at the beginning of the period; or (e) any other event which shall be deemed by a majority of the Compensation Committee to constitute a "change in control".

          2.6   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          2.7   "Committee" means the Committee, as specified in Article 3, appointed by the Board to administer the Plan with respect to Awards.

          2.8   "Company" means MDU Resources Group, Inc., a Delaware corporation, or any successor thereto as provided in Article 17 herein.

          2.9   "Covered Employee" means any Participant who would be considered a "Covered Employee" for purposes of Section 162(m) of the Code.

          2.10 "Director" means any individual who is a member of the Board of Directors of the Company.

          2.11 "Disability" means "permanent and total disability" as defined under Section 22(e)(3)of the Code.

          2.12 "Dividend Equivalent" means, with respect to Shares subject to an Award, a right to be paid an amount equal to dividends declared on an equal number of outstanding Shares.

          2.13 "Eligible Employee" means an Employee who is eligible to participate in the Plan, as set forth in Section 5.1 herein.

          2.14 "Employee" means any full-time or regularly-scheduled part-time employee of the Company or of the Company's Subsidiaries, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party. Directors who are not otherwise employed by the Company shall not be considered Employees for purposes of the Plan. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

          2.15 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

          2.16 "Exercise Period" means the period during which an SAR or Option is exercisable, as set forth in the related Award Agreement.

          2.17 "Fair Market Value" shall mean the average of the high and low sale prices as reported in the consolidated transaction reporting system or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

          2.18 "Freestanding SAR" means an SAR that is granted independently of any Option.

          2.19 "Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and satisfies the requirements of Section 422 of the Code.

          2.20 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option under Section 422 of the Code.

          2.21 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

          2.22 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee and set forth in the Option Award Agreement.

          2.23 "Participant" means an Employee of the Company who has outstanding an Award granted under the Plan.

          2.24 "Performance Goals" means the performance goals established by the Committee, which shall be based on one or more of the following measures: sales or revenues, earnings per share, shareholder return and/or value, funds from operations, operating income, gross income, net income, cash flow, return on equity, return on capital, earnings before interest, operating ratios, stock price, customer satisfaction, accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, profit returns and margins, financial return ratios and/or market performance. Performance goals may be measured solely on a corporate subsidiary or business unit basis, or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

          2.25 "Performance Unit" means an Award granted to an Employee, as described in Article 9 herein.

          2.26 "Performance Share" means an Award granted to an Employee, as described in Article 9 herein.

          2.27 "Period of Restriction" means the period during which the transfer of Restricted Stock is limited in some way, as provided in Article 8 herein.

          2.28 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as used in Sections 13(d) and 14(d) thereof, including usage in the definition of a "group" in Section 13(d) thereof.

          2.29 "Qualified Restricted Stock" means an Award of Restricted Stock designated as Qualified Restricted Stock by the Committee at the time of grant and intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C).

          2.30 "Restricted Stock" means an Award of Shares granted to a Participant pursuant to Article 8 herein.

          2.31 "Shares" means the shares of common stock of the Company.

          2.32 "Stock Appreciation Right" or "SAR" means a right, granted alone or in connection with a related Option, designated as an SAR, to receive a payment on the day the right is exercised, pursuant to the terms of Article 7 herein. Each SAR shall be denominated in terms of one Share.

          2.33 "Subsidiary" means any corporation that is a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code.

          2.34 "Tandem SAR" means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall be similarly canceled).

Article 3.    Administration

        3.1    The Committee.    The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

        3.2    Authority of the Committee.    The Committee shall have full power except as limited by law, the Articles of Incorporation and the Bylaws of the Company, subject to such other restricting limitations or directions as may be imposed by the Board and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

        3.3    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to Awards under the Plan as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange or market upon which such Shares are then listed and/or traded and with any blue sky or state securities laws applicable to such Shares.

        3.4    Approval.    The Board or the Committee shall approve all Awards made under the Plan and all elections made by Participants, prior to their effective date, to the extent necessary to comply with Rule 16b-3 under the Exchange Act.

        3.5    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants and their estates and beneficiaries.

        3.6    Costs.    The Company shall pay all costs of administration of the Plan.

Article 4.    Shares Subject to the Plan

        4.1    Number of Shares.    Subject to Section 4.2 herein, the maximum number of Shares available for grant under the Plan shall be 6,625,581. Shares underlying lapsed or forfeited Awards, or Awards that are not paid in Shares, may be reused for other Awards. Shares granted pursuant to the Plan may be (i) authorized but unissued Shares of Common Stock, (ii) treasury shares, or (iii) shares purchased on the open market.

        4.2    Adjustments in Authorized Shares.    In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.

        4.3    Individual Limitations.    Subject to Section 4.2 herein, (i) the total number of Shares with respect to which Options or SARs may be granted in any calendar year to any Covered Employee shall not exceed

1,500,000 Shares; (ii) the total number of shares of Qualified Restricted Stock that may be granted in any calendar year to any Covered Employee shall not exceed 1,500,000 Shares; (iii) the total number of Performance Shares or Performance Units that may be granted in any calendar year to any Covered Employee shall not exceed 1,500,000 Shares or Units, as the case may be; (iv) the total number of Shares that are intended to qualify for deduction under Section 162(m) of the Code granted pursuant to Article 10 herein in any calendar year to any Covered Employee shall not exceed 1,500,000 Shares; (v) the total cash Award that is intended to qualify for deduction under Section 162(m) of the Code that may be paid pursuant to Article 10 herein in any calendar year to any Covered Employee shall not exceed $6,000,000; and (vi) the aggregate number of Dividend Equivalents that are intended to qualify for deduction under Section 162(m) of the Code that a Covered Employee may receive in any calendar year shall not exceed $6,000,000.

Article 5.    Eligibility and Participation

        5.1    Eligibility.    Persons eligible to participate in the Plan include all officers and key employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.

        5.2    Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.    Stock Options

        6.1    Grant of Options.    Subject to the terms and conditions of the Plan, Options may be granted to an Eligible Employee at any time and from time to time, as shall be determined by the Committee.

        The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Options. The Committee may grant ISOs, NQSOs, or a combination thereof.

        6.2    Option Award Agreement.    Each Option grant shall be evidenced by an Option Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares to which the Option pertains, the Exercise Period and such other provisions as the Committee shall determine, including but not limited to any rights to Dividend Equivalents. The Option Award Agreement shall also specify whether the Option is intended to be an ISO or an NQSO.

        The Option Price for each Share purchasable under any Incentive Stock Option granted hereunder shall be not less than one hundred percent (100%) of the Fair Market Value per Share at the date the Option is granted; and provided, further, that in the case of an Incentive Stock Option granted to a person who, at the time such Incentive Stock Option is granted, owns shares of stock of the Company or of any Subsidiary which possess more than ten percent (10%) of the total combined voting power of all classes of shares of stock of the Company or of any Subsidiary, the Option Price for each Share shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share at the date the Option is granted. The Option Price will be subject to adjustment in accordance with the provisions of Section 4.2 of the Plan.

        No Incentive Stock Option by its terms shall be exercisable after the expiration of ten (10) years from the date of grant of the Option; provided, however, in the case of an Incentive Stock Option granted to a person who, at the time such Option is granted, owns shares of stock of the Company or of any Subsidiary possessing more than ten percent (10%) of the total combined voting power of all classes of shares of stock of the Company or of any Subsidiary, such Option shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

        6.3    Exercise of and Payment for Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve.

        A Participant may exercise an Option at any time during the Exercise Period. Options shall be exercised by the delivery of a written notice of exercise to the Company or its designee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by provisions for full payment for the Shares.

        The Option Price upon exercise of any Option shall be payable either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by share withholding, (d) by cashless exercise or (e) by a combination of (a),(b),(c), and/or (d).

        As soon as practicable after receipt of a written notification of exercise of an Option and provisions for full payment therefor, there shall be delivered to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

        6.4    Termination of Employment.    Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the Option Award Agreement entered into with Participants, need not be uniform among all Options granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination of employment. If the employment of a Participant by the Company or by any Subsidiary is terminated for any reason other than death, any Incentive Stock Option granted to such Participant may not be exercised later than three (3) months (one (1) year in the case of termination due to Disability) after the date of such termination of employment.

        6.5    Transferability of Options.    Except as otherwise determined by the Committee and set forth in the Option Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all Incentive Stock Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 7.    Stock Appreciation Rights

        7.1    Grant of SARs.    Subject to the terms and conditions of the Plan, an SAR may be granted to an Eligible Employee at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SAR.

        The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

        The Base Value of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The Base Value of Tandem SARs shall equal the Option Price of the related Option.

        7.2    SAR Award Agreement.    Each SAR grant shall be evidenced by an SAR Award Agreement that shall specify the number of SARs granted, the Base Value, the term of the SAR, the Exercise Period and such other provisions as the Committee shall determine.

        7.3    Exercise and Payment of SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

        Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

        Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

        A Participant may exercise an SAR at any time during the Exercise Period. SARs shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of SARs being exercised. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:

  (a)
  the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Base Value multiplied by

  (b)
  the number of Shares with respect to which the SAR is exercised.

        At the sole discretion of the Committee, the payment to the Participant upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

        7.4   Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the SAR Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination of employment.

        7.5   Transferability of SARs. Except as otherwise determined by the Committee and set forth in the SAR Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.

Article 8. Restricted Stock

        8.1   Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Eligible Employees at any time and from time to time, as shall be determined by the Committee.

        The Committee shall have complete discretion in determining the number of shares of Restricted Stock granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Restricted Stock.

        In addition, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as Qualified Restricted Stock, in which event it will condition the grant or vesting, as applicable, of such Qualified Restricted Stock upon the attainment of the Performance Goals selected by the Committee.

        8.2   Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period or Periods of Restriction, the number of Restricted Stock Shares granted and such other provisions as the Committee shall determine.

        8.3   Transferability. Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or his or her legal representative.

        8.4   Certificate Legend. Each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend substantially as follows:

  "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in MDU Resources Group, Inc. 1997 Executive Long-Term Incentive Plan, and in a Restricted Stock Award Agreement. A copy of such Plan and such Agreement may be obtained from MDU Resources Group, Inc."

        The Company shall have the right to retain the certificates representing Restricted Stock in the Company's possession until such time as all restrictions applicable to such Shares have been satisfied.

        8.5   Removal of Restrictions. Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to have the legend referred to in Section 8.4 removed from his or her stock certificate.

        8.6   Voting Rights. During the Period of Restriction, Participants holding Restricted Stock may exercise full voting rights with respect to those Shares.

        8.7   Dividends and Other Distributions. Subject to the Committee's right to determine otherwise at the time of grant, during the Period of Restriction, Participants holding Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held. All other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and shall be paid to the Participant within forty-five (45) days following the full vesting of the Restricted Stock with respect to which such distributions were made.

        8.8   Termination of Employment. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Stock following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Restricted Stock Award Agreement entered into with Participants, need not be uniform among all grants of Restricted Stock or among Participants and may reflect distinctions based on the reasons for termination of employment.

Article 9. Performance Units and Performance Shares

        9.1   Grant of Performance Units and Performance Shares. Subject to the terms and conditions of the Plan, Performance Units and/or Performance Shares may be granted to an Eligible Employee at any time and from time to time, as shall be determined by the Committee.

        The Committee shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

        9.2   Performance Unit/Performance Share Award Agreement. Each grant of Performance Units and/or Performance Shares shall be evidenced by a Performance Unit and/or Performance Share Award Agreement that shall specify the number of Performance Units and/or Performance Shares granted, the initial value (if applicable), the Performance Period, the Performance Goals and such other provisions as the Committee shall determine, including but not limited to any rights to Dividend Equivalents.

        9.3   Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The value of a Performance Share shall be equal to the Fair Market Value of a Share. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Performance Shares that will be paid out to the Participants. The time period during which the Performance Goals must be met shall be called a "Performance Period."

        9.4   Earning of Performance Units/Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive a payout with respect to the Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

        9.5   Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

        9.6   Termination of Employment. Each Performance Unit/Performance Share Award Agreement shall set forth the extent to which the Participant shall have the right to receive a Performance Unit/Performance Share payment following termination of the Participant's employment with the Company and its Subsidiaries during a Performance Period. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Performance Units/Performance Shares or among Participants and may reflect distinctions based on reasons for termination of employment.

        9.7   Transferability. Except as otherwise determined by the Committee and set forth in the Performance Unit/Performance Share Award Agreement, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and a Participant's rights with respect to Performance Units/Performance Shares granted under the Plan shall be available during the Participant's lifetime only to such Participant or the Participant's legal representative.

Article 10. Other Awards

        The Committee shall have the right to grant other Awards which may include, without limitation, the grant of Shares based on attainment of Performance Goals established by the Committee, the payment of Shares in lieu of cash, or cash based on attainment of Performance Goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

Article 11. Beneficiary Designation

        Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

        The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

Article 12. Deferrals

        The Committee may permit a Participant to defer the Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under the Plan. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 13. Rights of Employees

        13.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

        13.2 Participation. No Employee shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

Article 14. Change in Control

        The terms of this Article 14 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and take control over any other provisions of this Plan.

        Upon a Change in Control

  (a)
  Any and all Options and SARs granted hereunder shall become immediately exercisable;

  (b)
  Any restriction periods and restrictions imposed on Restricted Shares and Qualified Restricted Shares shall be deemed to have expired and such Restricted Shares and Qualified Restricted Shares shall become immediately vested in full; and

  (c)
  The target payout opportunity attainable under all outstanding Awards of Performance Units, Performance Shares and other Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants immediately following the effective date of the Change in Control the full amount of the targeted cash payout opportunities associated with outstanding cash-based Awards.

Article 15. Amendment, Modification and Termination

        15.1 Amendment, Modification and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, provided that no amendment shall be made which shall increase the total number of Shares which may be issued and sold pursuant to Incentive Stock Options, reduce the minimum exercise price in the case of an Incentive Stock Option or modify the provisions of the Plan relating to eligibility with respect to Incentive Stock Options unless such amendment is made by or with the approval of the stockholders within 12 months of the effective date of such amendment, but only if such approval is required by any applicable provision of law. The Board of Directors of the Company is also authorized to amend the Plan and the Options granted hereunder to maintain qualification as "incentive stock options" within the meaning of Section 422 of the Code, if applicable.

        15.2 Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

Article 16. Withholding

        16.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to an Award made under the Plan.

        16.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing and signed by the Participant.

Article 17. Successors

        All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

        18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

        18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        18.4 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Delaware.

        Approved by the Board of Directors February 7, 1997, and approved by the Stockholders April 22, 1997.

        Amended by the Board of Directors May 14, 1998, and effective July 13, 1998, as to the three-for-two stock split.

        Amended by the Board of Directors on February 17, 2000, and approved by the Stockholders April 25, 2000, to make the Plan Section 162(m) compliant.

        Amended by the Board of Directors on February 15, 2001, and approved by the Stockholders April 24, 2001, to increase the number of shares available for grant.

        Amended by the Board of Directors August 13, 2003, (corrected February 12, 2004) and effective October 29, 2003, as to the three-for-two stock split

        Amended by the Board of Directors February 15, 2005, to reduce the number of shares available for grant.

Exhibit B

MDU Resources Group, Inc.
Statement of Policy
Director Independence Standards

I.
Policy

        It is the sense of this Board that the expertise and perspective of independent directors is of great value and benefit to MDU Resources Group, Inc. ("MDU") and its stockholders. Accordingly, and in keeping with the other high standards of corporate governance which this Board has established for itself, the listing standards of the New York Stock Exchange, and laws and regulations applicable to MDU, this Board establishes the following guidelines on director independence and for determining whether its members are independent.

II.
Director Independence—General

        The Board believes that a substantial majority of its members should satisfy these standards for independence.

        No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with MDU either directly or as a partner, shareholder or officer of an organization that has a relationship with MDU. In each case, the Board shall broadly consider all the relevant facts and circumstances and shall apply these standards. Trivial or de minimis affiliations or connections to MDU by a director or his or her immediate family will not generally be cause for the Board to determine that the director is not independent. In addition a director is not independent if:

(1)
The director is, or has been within the last three years, an employee, or has an immediate family member who is, or has been within the last three years, an executive officer, of MDU.

(2)
The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from MDU, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(3)
(A) The director or an immediate family member of the director is a current partner of a firm that is MDU's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on MDU's audit within that time.

(4)
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of MDU's present executive officers at the same time serves or served on that company's compensation committee.

(5)
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, MDU for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues. In applying the foregoing, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. Contributions to tax exempt organizations are not considered "payments" for purposes of this paragraph 5.

  Relationships involving a director's affiliation with another company that account for lesser amounts than those specified in this paragraph 5 will not be considered to be material relationships that would impair the director's independence, provided that the related payments for goods or services or in connection with other contractual arrangements (i) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, or (ii) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

(6)
The director (or an immediate family member of the director) serves as an officer, director or trustee of a not-for-profit organization, and, within the organization's preceding three fiscal years, MDU's discretionary contributions in any single year to the organization exceed 2% of that organization's consolidated gross revenues, or $1 million, whichever is greater. MDU's automatic matching of employee charitable contributions will not be included in the amount of MDU's contributions for purposes of this paragraph (6).

(7)
The director is (or is affiliated with an organization that is) a significant advisor, counsel or consultant to MDU.

(8)
The ownership of stock of MDU by directors is encouraged and substantial stock ownership (not involving control) will not affect the independence status of a director.

        For purposes of Section II(3) of this policy only, "immediate family member" means a director's spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director. As used elsewhere in this policy, the term "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board will annually review the commercial, industrial, banking, consulting, legal, accounting and charitable (and other non-profit) relationships between MDU's directors and the organizations with which they and the members of their immediate families have material interests. For relationships that are either not covered by or do not satisfy these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines.

III.
Director Independence—Audit Committee Members

        No director who is a member of the Audit Committee of the Board may accept any consulting, advisory or compensatory fee from MDU, or from any of its subsidiary companies, other than in that director's capacity as a member of the Board or any of the Board's several committees.

        In addition, no director who is a member of the Audit Committee may be an affiliated person of MDU or any of its subsidiary companies apart from affiliation occasioned by the director's service as a member of the Board or any of the Board's several committees. A director would be deemed an affiliated person of MDU if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with MDU.

IV.
Approval, Adoption, Amendment and Restatement

        This Statement of Policy of the Board of Directors of MDU was approved and adopted by resolution of the Board of Directors of MDU at a meeting thereof held the 13th day of August, 2003, and was amended and restated the 17th day of February, 2005.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on Monday, April 25, 2005.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available.
•
Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — www.eproxy.com/mdu/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on Monday, April 25, 2005.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

The Company has been advised by counsel that the procedures for Internet and Telephone voting are consistent with the requirements of applicable law.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to MDU Resources Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

V    Please detach here    V

The Board of Directors Recommends a Vote "FOR" all Nominees and "FOR" Items 2 and 3.

1.	Election of directors:	01 Thomas Everist 02 Patricia L. Moss	03 Robert L. Nance	☐	Vote FOR all nominees (except as indicated below)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2005	☐	For	☐	Against	☐	Abstain
3.	Reapprove the material terms of the performance goals under the 1997 Executive Long-Term Incentive Plan	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:
Date

Signature(s) in box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MDU RESOURCES GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 26, 2005
11:00 a.m. Central Daylight Savings Time

909 Airport Road
Bismarck, ND

If you consented to access the Annual Report to Stockholders and Proxy Statement via the Internet, these documents may be viewed by going to the MDU Resources Group, Inc. website.
 The website address is: http://www.mdu.com/2005-proxy.html

        If you would like to access the proxy materials electronically next year go to the following Consent site address: http://www.econsent.com/mdu

Schuchart Building 918 East Divide Avenue Mailing Address: P.O. Box 5650 Bismarck, ND 58506-5650 (701) 222-7900	proxy

This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting of Stockholders on April 26, 2005.

This proxy will also be used to provide voting instructions to New York Life Trust Company, as Trustee of the MDU Resources Group, Inc. 401(k) Retirement Plan, for any shares of Company common stock held in the plan.

The undersigned hereby appoints Martin A. White and Paul K. Sandness and each of them, proxies, with full power of substitution, to vote all Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. (CDT), April 26, 2005, at 909 Airport Road, Bismarck, ND, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side. Your vote is important! Ensure that your shares are represented at the meeting. Either (1) submit your proxy by touch-tone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this letter proxy in the envelope provided (no postage is necessary if mailed in the United States). If no directions are given, the proxies will vote in accordance with the Directors' recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.